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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                  by and among

                      KELSO INVESTMENT ASSOCIATES VI, L.P.,

                         THE OTHER SELLERS NAMED HEREIN,

                           THL BUILDCO HOLDINGS, INC.

                                       and

                                THL BUILDCO, INC.

                            Dated as of July 15, 2004

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                                TABLE OF CONTENTS

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                                    ARTICLE I DEFINITIONS

Section 1.1       Definitions................................................................        2

                                ARTICLE II PURCHASE AND SALE

Section 2.1       Purchase and Sale..........................................................       15
Section 2.2       Purchase Price.............................................................       15
Section 2.3       The Closing; Closing Deliveries............................................       16
Section 2.4       Sellers' Representative....................................................       20
Section 2.5       Access to Records; Disputes................................................       22
Section 2.6       Paying Agent...............................................................       22
Section 2.7       Post-Closing Payments......................................................       24

                  ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1       Due Organization and Good Standing.........................................       25
Section 3.2       Authorization of Transaction...............................................       25
Section 3.3       Ownership of Class A Common Stock, Series B Preference Stock and Options...       26
Section 3.4       Consents and Approvals; No Violations......................................       26
Section 3.5       Litigation.................................................................       27
Section 3.6       Investment Representations.................................................       27
Section 3.7       Finders' and Other Fees....................................................       28

      ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN RESPECT OF THE COMPANY

Section 4.1       Corporate Existence and Power..............................................       28
Section 4.2       Consents and Approvals; No Violations......................................       29
Section 4.3       Capitalization.............................................................       30
Section 4.4       Subsidiaries...............................................................       31
Section 4.5       SEC Documents..............................................................       32
Section 4.6       Financial Statements; No Undisclosed Liabilities...........................       32
Section 4.7       Absence of Material Adverse Changes........................................       33
Section 4.8       Taxes......................................................................       33
Section 4.9       Employee Benefit Plans.....................................................       34
Section 4.10      Environmental Matters......................................................       36
Section 4.11      Litigation; Compliance with Law............................................       37
Section 4.12      Intellectual Property......................................................       37
Section 4.13      Material Contracts.........................................................       38
Section 4.14      Indebtedness...............................................................       40
Section 4.15      Real Estate................................................................       41
Section 4.16      Labor Relations and Employment.............................................       42
Section 4.17      Suppliers and Customers....................................................       43
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Section 4.18      Product Liability..........................................................       44
Section 4.19      Solicitation Documents.....................................................       44
Section 4.20      Insurance..................................................................       44
Section 4.21      Transactions with Affiliates...............................................       44
Section 4.22      Finders' and Other Fees....................................................       45

            ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER HOLDINGS AND BUYER

Section 5.1       Corporate Existence and Power; Capitalization..............................       45
Section 5.2       Authorization..............................................................       45
Section 5.3       Consents and Approvals; No Violations......................................       46
Section 5.4       Solvency...................................................................       47
Section 5.5       Financing..................................................................       47
Section 5.6       Litigation.................................................................       47
Section 5.7       Investment Representations.................................................       48
Section 5.8       Solicitation Documents.....................................................       48
Section 5.9       Finders' and Other Fees....................................................       49

                             ARTICLE VI COVENANTS OF THE PARTIES

Section 6.1       Conduct of the Business of the Company.....................................       49
Section 6.2       Access to Information......................................................       52
Section 6.3       Director and Officer Liability.............................................       53
Section 6.4       Reasonable Best Efforts....................................................       55
Section 6.5       Certain Filings............................................................       55
Section 6.6       Public Announcements.......................................................       56
Section 6.7       Employee Matters...........................................................       57
Section 6.8       Certain Notifications......................................................       59
Section 6.9       Financing; Cooperation.....................................................       59
Section 6.10      Consent Solicitation; Offer; Redemption....................................       60
Section 6.11      Termination of Certain Contracts...........................................       62
Section 6.12      Certain Transactions.......................................................       63
Section 6.13      Tax Matters................................................................       63
Section 6.14      Fee .......................................................................       64
Section 6.15      Stockholder Approval of Certain Benefit Arrangements.......................       64
Section 6.16      Exclusivity................................................................       64
Section 6.17      Confidentiality............................................................       65
Section 6.18      Non-Solicitation...........................................................       65
Section 6.19      Notice of Developments.....................................................       65
Section 6.20      Option Transaction.........................................................       65
Section 6.21      LaCornue ..................................................................       66

                                    ARTICLE VII CONDITIONS

Section 7.1       Conditions to Each Party's Obligations.....................................       67
Section 7.2       Conditions to the Sellers' Obligations.....................................       67
Section 7.3       Conditions to Buyer's Obligations..........................................       69
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                                   ARTICLE VIII TERMINATION

Section 8.1       Termination................................................................       71
Section 8.2       Effect of Termination......................................................       72
Section 8.3       Limitation on Breach.......................................................       72

                             ARTICLE IX SURVIVAL; INDEMNIFICATION

Section 9.1       Survival...................................................................       73
Section 9.2       Indemnification by Sellers.................................................       73
Section 9.3       Indemnification by Buyers..................................................       74
Section 9.4       Indemnification Generally..................................................       74

                                   ARTICLE X MISCELLANEOUS

Section 10.1      Notices ...................................................................       74
Section 10.2      Representations and Warranties; Covenants..................................       76
Section 10.3      Interpretation.............................................................       76
Section 10.4      Amendments, Modification and Waiver........................................       77
Section 10.5      Successors and Assigns.....................................................       77
Section 10.6      Specific Performance.......................................................       78
Section 10.7      Governing Law..............................................................       78
Section 10.8      Jurisdiction; Forum; No Jury Trial.........................................       78
Section 10.9      Severability...............................................................       79
Section 10.10     Acknowledgement of Severance Adjustment....................................       79
Section 10.11     Third Party Beneficiaries..................................................       79
Section 10.12     Entire Agreement...........................................................       79
Section 10.13     Counterparts; Effectiveness................................................       79
Section 10.14     Financial Advisory Agreement...............................................       79
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Exhibit A:            Share Ownership
        Subsection 1: Series B Preference Stock
        Subsection 2: Management Stockholders ownership of Class A Common Stock
        Subsection 3: Third Party Stockholders

Exhibit B:            Option Sellers
Exhibit C:            Stockholders Agreement Term Sheet
Exhibit D:            Management Term Sheet
Exhibit E:            Equity Commitment Letter
Exhibit F:            New Option Plan Term Sheet

Schedule 2.3(f)       Additional Deduction Amount

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                  STOCK PURCHASE AGREEMENT, dated as of July 15, 2004 (this
"Agreement"), by and among Sellers (as defined herein), THL Buildco Holdings, Inc., a Delaware corporation ("Buyer Holdings"), and THL Buildco, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer Holdings ("Buyer"). Except as otherwise indicated, capitalized terms herein shall have the meanings set forth in ARTICLE I.

                                    RECITALS

                  WHEREAS, as of the date of this Agreement, Kelso Investment Associates VI, L.P., a Delaware limited liability partnership, KEP VI, LLC, a Delaware limited liability company, and Kelso Nortek Investors, LLC, a Delaware limited liability company ("Kelso Nortek Investors" and together with Kelso Investment Associates VI, L.P., and KEP VI, LLC, the "Kelso Stockholders") collectively own all of the issued and outstanding shares of Series B Preference Stock, as listed on subsection 1 of Exhibit A hereto;

                  WHEREAS, as of the date of this Agreement, the members of Company's management listed on subsection 2 of Exhibit A hereto (collectively, the "Management Stockholders") and the other parties listed on subsection 3 of Exhibit A hereto (the "Third Party Stockholders," and together with the Management Stockholders, the "Common Stockholders," and together with the Management Stockholders and Kelso Stockholders, "Sellers") collectively own all of the issued and outstanding shares of Class A Common Stock;

                  WHEREAS, it is intended that prior to the Closing, certain investors shall purchase from Buyer Holdings a number of shares of Buyer Holdings' common stock, and that Buyer Holdings shall in turn contribute the proceeds from such sale to Buyer;

                  WHEREAS, at the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall purchase from the Sellers, and the Sellers shall sell to Buyer, 100% of the shares of Class A Common Stock and Series B Preference Stock;

                  WHEREAS, at the Closing, upon the terms and subject to the conditions set forth herein, the Cashed Out Options shall be cancelled and Buyer shall pay to the Paying Agent the amounts provided for herein;

                  WHEREAS, immediately following the Closing, Buyer intends to merge with and into the Company (the "Buyer Merger"), and each issued and outstanding share of stock in Buyer shall be converted into one share of Class A Common Stock of the Company, and each Cancelled Option will be converted into the amounts provided for in the Option Plan;

                  WHEREAS, immediately following the Buyer Merger, Buyer Holdings shall effect the Option Transaction with respect to Exchanged Options; and

                  WHEREAS, immediately following the Closing, the Company intends to merge with and into OpCo and each issued, and outstanding share of stock in the Company shall be converted into one share of common stock of OpCo and the separate corporate existence of the Company shall cease (the "Company Merger" and together with the Buyer Merger, the "Mergers").

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                  NOW, THEREFORE, in consideration of the representations,
warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Definitions. The terms defined in this ARTICLE I, whenever used herein, shall have the following meanings for all purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "50% Option Equity Number" shall have the meaning set forth in
Section 6.7(c)(vi)(2).

                  "Action" shall have the meaning set forth in Section 3.5.

                  "Active Company Subsidiary" shall have the meaning set forth in Section 4.4(a).

                  "Acquisition Proposal" shall have the meaning set forth in
Section 6.16(b).

                  "Additional Deduction Amount" shall have the meaning set forth in Section 2.3(f).

                  "Affiliate" shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean (a) the direct or indirect ownership of more than twenty percent (20%) of the total voting power of securities or other evidences of ownership interest in such Person or (b) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Aggregate Equity Number" shall mean the sum of the number of shares of Class A Common Stock outstanding as of immediately prior to Closing, plus the number of shares of Series B Preference Stock outstanding as of immediately prior to Closing, plus the maximum aggregate number of shares of Class A Common Stock that could have been obtained by all holders of Options had such holders exercised all of their Options at Closing (assuming all such Options were fully vested and exercisable) and that all Options are exercised through the cash payment of exercise price (i.e. not through cashless exercise). For the avoidance of doubt, "Aggregate Equity Number" shall include the number of shares of Class A Common Stock subject to all Exchanged Options outstanding immediately prior to the Closing.

                  "Aggregate Exercise Price Amount" shall mean the amount obtained by aggregating the Exercise Prices of all Options.

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                  "Agreement" shall have the meaning set forth in the
introductory paragraph hereof and shall include the Exhibits and Schedules hereto and the Company Disclosure Letter with respect hereto.

                  "Amended Bready Employment Agreement" shall mean the amended employment agreement to be entered into on the Closing Date, by and among Mr. Richard Bready and the Company, which has terms substantially as set forth in Exhibit D hereto.

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the United States are closed generally.

                  "Buyer" shall have the meaning set forth in the introductory paragraph hereof.

                  "Buyer Holdings" shall have the meaning set forth in the introductory paragraph hereof.

                  "Buyer Holdings Common Stock" shall mean the common stock, $0.01 par value per share, of Buyer Holdings.

                  "Buyer Holdings Common Stock Per Share Consideration" shall mean the per share consideration paid by the THL Fund, its limited partners and affiliated investors for Buyer Holdings Common Stock as their equity investment in Buyer Holdings.

                  "Buyer Indemnified Parties" shall have the meaning set forth in Section 9.2.

                  "Buyer Material Adverse Effect" shall mean, with respect to one or more changes, events and effects, a material adverse effect on the ability of Buyer and Buyer Holdings to consummate the transactions contemplated by this Agreement.

                  "Buyer Merger" shall have the meaning set forth in the recitals to this Agreement.

                  "Buyer's Representatives" shall have the meaning set forth in
Section 6.2.

                  "Cancelled Option Consideration" shall mean, with respect to each Cancelled Option, an amount equal to (A) the product of (x) the Per Share Deal Price multiplied by (y) the number of shares of Class A Common Stock subject to such Cancelled Option minus (B) the total Exercise Price with respect to such Cancelled Option.

                  "Cancelled Options" shall mean all Options outstanding as of the Closing other than Cashed Out Options and Exchanged Options, which shall automatically be converted (with or without the holder's consent), effective as of the Closing, pursuant to Section 12 of the Option Plan into the right to receive cash (subject to Tax withholding), with respect to each such Cancelled Option, in an amount equal to the Cancelled Option Consideration.

                  "Cash" shall mean, with respect to any Person, all cash and cash equivalents of such Person, determined in accordance with GAAP; provided that (i) "Cash" shall not include cash held by the Company or any of its Subsidiaries for the benefit of current or former stockholders (or for current or former holders of options) of the Company, OpCo or any their

                                       3

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respective predecessors that are entitled to, but have not yet received, payments pursuant to the Recapitalization Agreement and (ii) for the avoidance of doubt, "Cash" shall include Cash segregated or restricted with respect to the capital lease related to Poplar Bluff (it being understood that the related capital lease obligations are included in "Indebtedness").

                  "Cash Amount" shall mean an amount equal to (i) the aggregate Cash held by the Company and its Subsidiaries as of 11:59 p.m. on the Business Day immediately prior to the Closing Date as finally determined in accordance with Section 2.5, minus (ii) $4.0 million, minus (iii) the amount of any cash received by the Company or any of its Subsidiaries as a result of the exercise of any Options after the date of this Agreement and prior to the Closing, minus
(iv) Foreign Cash.

                  "Cashed Out Options" shall mean all Options outstanding as of the Closing and set forth opposite each Option Seller's name on Exhibit B hereto under the heading "Cashed Out Options," which exhibit may be updated prior to Closing by the Sellers' Representative to reflect the provisions of Section 6.7(c), which shall be cancelled in consideration for payment in accordance with
ARTICLE II.

                  "Certificate of Incorporation" shall have the meaning set forth in Section 4.1.

                  "CFO Certificates" shall have the meaning set forth in Section 2.5.

                  "Class A Common Stock" shall have the meaning set forth in
Section 4.3.

                  "Class B Common Stock" shall have the meaning set forth in
Section 4.3.

                  "Closing" shall have the meaning set forth in Section 2.3(a).

                  "Closing Date" shall have the meaning set forth in Section 2.3(a).

                  "Closing Indebtedness Amount" shall mean, as of 11:59 pm on the Business Day immediately prior to Closing Date, the amount of Indebtedness of the Company and its Subsidiaries, as finally determined in accordance with
Section 2.5.

                  "Closing Indebtedness Financing" shall have the meaning set forth in Section 5.5(a).

                  "Code" shall have the meaning set forth in Section 4.8(c).

                  "Commitment Letters" shall have the meaning set forth in
Section 5.5(a).

                  "Common Stockholders" shall have the meaning set forth in the recitals to this Agreement.

                  "Company" shall mean Nortek Holdings, Inc., a Delaware corporation.

                  "Company 10-K" shall have the meaning set forth in Section 4.6(b).

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                  "Company Disclosure Letter" shall have the meaning set forth in ARTICLE IV.

                  "Company Fee Property" shall have the meaning set forth in
Section 4.15(a).

                  "Company Leased Property" shall have the meaning set forth in
Section 4.15(a).

                  "Company Lease" shall have the meaning set forth in Section 4.15(a).

                  "Company Material Adverse Effect" shall mean, with respect to any one or more changes, events or effects, a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or effect resulting from, or relating to, (x) the economy or financial markets in general, or (y) in general, the industries in which the Company and its Subsidiaries operate and not specifically relating to, or having a materially disproportionate effect (relative to the effect on other similar companies) on, the Company and its Subsidiaries, taken as a whole, or
(ii) the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement.

                  "Company Merger" shall have the meaning set forth in the recitals to this Agreement.

                  "Company Real Property" shall have the meaning set forth in
Section 4.15(a).

                  "Company SEC Documents" shall have the meaning set forth in
Section 4.5(a).

                  "Company Securities" shall have the meaning set forth in
Section 4.3.

                  "Company Voting Indebtedness" shall have the meaning set forth in Section 6.1(c).

                  "Confidentiality Agreement" shall have the meaning set forth in Section 6.2.

                  "Consolidated Balance Sheet" shall have the meaning set forth in Section 4.6(b).

                  "Contract" shall mean any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement, whether written or oral, that is binding on any Person or entity or any part of its property under applicable Law, including any amendments thereto.

                  "Controlled Affiliate" shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the direct or indirect ownership of more than fifty percent (50%) of the total voting power of securities or other evidences of ownership interest in such Person.

                  "Converted Option Common Share" shall have the meaning set forth in Section 6.7(c)(ii).

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                  "Deferred Share Right" shall have the meaning set forth in
Section 6.7(c)(ii).

                  "Depositary" means the depositary with respect to the Floating Rate Notes Offer, the Subordinated Notes Offer or the Discount Notes Offer, as applicable.

                  "Discount Notes" shall mean the Company's 10% Senior Discount Notes due 2011.

                  "Discount Notes Amendments" shall have the meaning set forth in Section 6.10(a)(ii).

                  "Discount Notes Consent Solicitation" shall have the meaning set forth in Section 6.10(a)(ii).

                  "Discount Notes Indenture" shall mean the Indenture, dated as of November 24, 2003, between the Company and U.S. Bank National Association, as Trustee, relating to the Company's 10% Senior Discount Notes due 2011, as may be amended from time to time.

                  "Discount Notes Offer" shall have the meaning set forth in
Section 6.10(a)(ii).

                  "Discount Notes Offer Amount" shall have the meaning set forth in Section 6.10(a)(v).

                  "Discount Notes Redemption" shall have the meaning set forth in Section 6.10(b)(i).

                  "Discount Notes Redemption Amount" shall have the meaning set forth in Section 6.10(b)(i).

                  "Discount Notes Redemption Notice" shall have the meaning set forth in Section 6.10(c)(i).

                  "Discount Notes Supplemental Indenture" shall have the meaning set forth in Section 6.10(a)(v).

                  "EC Merger Regulation" shall mean Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

                  "Encumbrance" shall mean, with respect to any asset, security or property, any mortgage, lien, license, pledge, charge, security interest, encumbrance, option or any restriction on the right to sell or otherwise dispose of such asset, security or property, in each case, in respect of such asset, security or property, and, in addition, with respect to securities only, any limitation of any kind including any restrictions on the right to vote such securities, except, in the case of securities, for limitations on transfer imposed by federal or state securities Laws.

                  "Environmental Laws" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous

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Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

                  "Environmental Permits" shall have the meaning set forth in
Section 4.10(a).

                  "Equity Commitment Letter" shall have the meaning set forth in
Section 5.5(a).

                  "Equity Value" shall have the meaning set forth in Section 6.7(c)(vi)(1).

                  "ERISA" shall have the meaning set forth in Section 4.9(a).

                  "ERISA Affiliate" shall have the meaning set forth in Section 4.9(a).

                  "Exchange Act" shall have the meaning set forth in Section 4.2(b).

                  "Exchanged Option Consideration" shall mean, with respect to each Exchanged Option, (A) the product of (x) the Per Share Deal Price multiplied by (y) the number of shares of Class A Common Stock subject to such Exchanged Option minus (B) the total Exercise Price with respect to such Exchanged Option.

                  "Exchanged Option Holder" shall mean each holder of an Exchanged Option.

                  "Exchanged Options" shall mean all Options outstanding as of the Closing and set forth opposite each Seller's name on Exhibit B hereto under the heading "Exchanged Options" (which exhibit may be updated prior to Closing by the Sellers' Representative in accordance with the provisions of Section 6.7(c)(v)) or held by any holder not a party to this Agreement but who enters into a separate option exchange agreement prior to the Closing (which such separate agreement shall specify the number of Exchanged Options held by such holder), in either case, which shall be cancelled and exchanged for Deferred Share Rights in accordance with Section 6.7(c).

                  "Exercise Price" shall mean, with respect to each Option, the aggregate price set for the exercise of such Option.

                  "Fee" shall have the meaning set forth in Section 6.14.

                  "Financial Advisory Agreement" shall have the meaning set forth in Section 6.11(a)(ii).

                  "Financing" shall have the meaning set forth in Section
5.5(a).

                  "Floating Rate Notes" shall mean OpCo's Senior Floating Rate Notes due 2010.

                  "Floating Rate Notes Amendments" shall have the meaning set forth in Section 6.10(a)(iii).

                  "Floating Rate Notes Consent Solicitation" shall have the meaning set forth in Section 6.10(a)(iii).

                  "Floating Rate Notes Indenture" shall mean the Indenture, dated as of March 1, 2004, between OpCo and U.S. Bank National Association, as Trustee, relating to OpCo's Senior Floating Rate Notes due 2010, as may be amended from time to time.

                  "Floating Rate Notes Offer" shall have the meaning set forth in Section 6.10(a)(iii).

                  "Floating Rate Notes Offer Amount" shall have the meaning set forth in Section 6.10(a)(vi).

                  "Floating Rate Notes Redemption" shall have the meaning set forth in Section 6.10(b)(ii).

                  "Floating Rate Notes Redemption Amount" shall have the meaning set forth in Section 6.10(b)(ii).

                  "Floating Rate Notes Redemption Notice" shall have the meaning set forth in Section 6.10(c)(ii).

                  "Floating Rate Notes Supplemental Indenture" shall have the meaning set forth in Section 6.10(a)(vi).

                  "Foreign Cash" shall mean any and all Cash held by a direct or indirect Subsidiary of the Company that is organized in a jurisdiction outside the United States, other than excess Cash held by those Subsidiaries of the Company that are organized in Canada (it being understood that the determination of whether such Cash held in Canada is "excess" will be made in good faith by the Chief Financial Officer of the Company).

                  "Foreign Monopoly Laws" shall have the meaning set forth in
Section 4.2(b).

                  "GAAP" shall have the meaning set forth in Section 4.6(a).

                  "Governmental Entity" shall have the meaning set forth in
Section 4.2(b).

                  "Hazardous Substance" shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance," "hazardous waste," "oil," "pollutant," "toxic substance," "hazardous material waste," or "contaminant" or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which is or contains any asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive, nuclear, or radioactive material, or motor fuel or other petroleum hydrocarbons, or pesticides, insecticides, fungicides, or rodenticides, or biohazardous materials or waste.

                  "HSR Act" shall have the meaning set forth in Section 4.2(b).

                  "Indebtedness" of any Person shall mean (i) all obligations of such Person for borrowed money (including reimbursement obligations with respect to drawn letters of credit), (ii) all obligations of such Person evidenced by bonds, debentures, notes, bankers' acceptances or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person with payment due six (6) months or later from the date of commencement of such arrangement,
(iv) all obligations of such Person for the deferred purchase price of property, assets or services with payment due six (6) months or later from the date of sale, (v) all capital lease obligations (determined in accordance with GAAP) of such Person, (vi) all off-balance sheet financing of such Person, including synthetic leases and project financing, (vii) any liability of such Person with respect to interest rate swaps, collars, caps and similar hedging obligations,
(viii) all securities (including preferred stock and any accrued dividends thereon, other than the Series B Preference Stock) or other similar instruments convertible or exchangeable into any of the foregoing, (ix) any and all accrued and unpaid interest on obligations referred to in clauses (i) through (viii) above, and (x) any obligations referred to in clauses (i) through (ix) above of any other Person which is either guaranteed by, or secured by any Encumbrance upon any property or assets owned by, such Person; provided, however, that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses.

                  "Indebtedness Commitment Letter" shall have the meaning set forth in Section 5.5(a).

                  "Indemnifiable Claim" shall have the meaning set forth in
Section 6.3(b).

                  "Indemnified Party" shall mean a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be.

                  "Indemnifying Party" shall mean a Seller or Buyer Holdings, as the case may be.

                  "Indemnitees" shall have the meaning set forth in Section 6.3(b).

                  "Indemnity Notice" shall mean a written notification pursuant to Section 9.4 of a claim for indemnity under ARTICLE IX by an Indemnified Party, reasonably specifying the nature of and basis for such claim in light of the circumstances then known, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

                  "Individual Option Seller Consideration" shall mean, with respect to each Option Seller, an amount equal to (A) the product of (x) the Per Share Deal Price multiplied by (y) the number of shares of Class A Common Stock subject to all Cashed Out Options held by such Option Seller as set forth opposite such Option Seller's name on Exhibit B hereto under the heading "Cashed Out Options" and which such Option Seller has tendered for cancellation in accordance with Section 2.6(b) minus (B) the aggregate Exercise Prices with respect to all such Cashed Out Options.

                  "Individual Seller Consideration" shall mean, with respect to each Seller, an amount equal to the product of (A) the Per Share Deal Price multiplied by (B) the number of shares of Class A Common Stock or Series B Preference Stock, as the case may be, transferred by such Seller pursuant to
Section 2.6(b).

                  "Individual Stock Certificates" shall have the meaning set forth in Section 2.6(b).

                  "Intellectual Property" shall mean all rights, privileges and priorities provided under any Law relating to intellectual property or proprietary rights of any kind, relating to intellectual property, including all rights arising out of or related to (x) (1) patents, patent applications, patent disclosures, and all rights related thereto including all reissues, re-examinations, divisions, continuations and continuations-in-part; (2) proprietary inventions, discoveries, processes, formulae, algorithms designs and methods, whether or not patented or eligible for patent protection; (3) copyrights and original works of authorship fixed in any tangible medium of expression including computer applications, programs, software, databases and design rights; (4) trademarks, service marks, trade names, brands, logos, trade dress, and domain names, and the goodwill of the business symbolized thereby, and all common-law rights relating thereto; (5) trade secrets, proprietary data and other confidential information and (6) rights of privacy or publicity; and
(y) all registrations and applications for any of the foregoing.

                  "IRS" shall have the meaning set forth in Section 4.9(c).

                  "Kelso" shall mean Kelso & Company, L.P., a Delaware limited partnership.

                  "Kelso Nortek Investors" shall have the meaning set forth in the recitals to this Agreement.

                  "Kelso Stockholders" shall have the meaning set forth in the recitals to this Agreement.

                  "Law" shall mean any law (including common law), treaty, statute, ordinance, rule, regulation, executive order, order, writ, judgment, injunction (preliminary or permanent) or decree of any Governmental Entity, including the Code.

                  "Licenses" shall have the meaning set forth in Section 4.1.

                  "Losses" shall mean any and all damages, losses, deficiencies, liabilities, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including reasonable legal fees and expenses), but excluding punitive damages (other than punitive damages awarded to any third party against an Indemnified Party).

                  "Management Representative" shall have the meaning set forth in Section 2.4(c).

                  "Management Stockholders" shall have the meaning set forth in the recitals of this Agreement.

                  "Material Adverse Consequence" shall have the meaning set forth in Section 7.3(j).

                  "Material Contracts" shall have the meaning set forth in
Section 4.13(a).

                  "Material Customers and Suppliers" shall have the meaning set forth in Section 4.17.

                  "Material IP Licenses" shall have the meaning set forth in
Section 4.12(b).

                  "Material Subsidiary" shall have the meaning set forth in
Section 6.16(b).

                  "Maximum Amount" shall have the meaning set forth in Section 6.3(c).

                  "Mergers" shall have the meaning set forth in the recitals to this Agreement.

                  "multiemployer plans" shall have the meaning set forth in
Section 4.9(e).

                  "New Option Plan" shall mean the 2004 Stock Option Plan of Buyer Holdings containing the terms substantially as set forth in Exhibit D and Exhibit F hereto.

                  "OpCo" shall have the meaning set forth in Section 4.5(a).

                  "Option Acknowledgment" shall have the meaning set forth in
Section 2.6(b).

                  "Option Plan" shall have the meaning set forth in Section 4.3.

                  "Option Seller" shall mean each holder of a Cashed Out Option.

                  "Option Transaction" shall have the meaning set forth in
Section 6.20.

                  "Options" shall mean the options granted pursuant to the Option Plan that are outstanding immediately prior to the Closing to acquire Class A Common Stock of the Company.

                  "Partially Owned Subsidiaries" shall have the meaning set forth in Section 4.4(d).

                  "Paying Agent" shall have the meaning set forth in Section 2.6(a).

                  "Paying Agent Agreement" shall have the meaning set forth in
Section 2.6(a).

                  "Per Share Deal Price" shall mean the amount equal to the Purchase Price divided by the Aggregate Equity Number.

                  "Person" or "person" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, organization, Governmental Entity or other entity of any kind or nature.

                  "Plans" shall have the meaning set forth in Section 4.9(a).

                  "Preference Stock" shall have the meaning set forth in
Section 4.3.

                  "Pre-Closing Stockholders Agreement" shall have the meaning set forth in Section 6.11(a)(i).

                  "Product" shall have the meaning set fort in Section 4.18.

                  "Property Restrictions" shall have the meaning set forth in
Section 4.15(b).

                  "Purchase Price" shall have the meaning set forth in Section 2.2.

                  "Recapitalization Agreement" shall mean the Agreement and Plan of Recapitalization by and among the Company, OpCo, and K Holdings, Inc., dated as of June 20, 2002, as amended.

                  "Registration Rights Agreement" shall have the meaning set forth in Section 6.11(a)(iii).

                  "Regulatory Law" shall mean, collectively, the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or the European Community implementing such regulations, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                  "Related Agreements" shall mean, collectively, the Stockholders Agreement, the Amended Bready Employment Agreement, the New Option Plan, the Paying Agent Agreement and the Trust Agreement.

                  "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

                  "Representative" shall mean, with respect to any Person, any director, officer or employee and any agent, consultant, advisor, or other representative authorized by such Person to represent or act on behalf of such Person, including legal counsel, accountants, and financial advisors.

                  "Restrictive Agreement" shall have the meaning set forth in
Section 4.13(a)(iv).

                  "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended from time to time, including the rules and regulations promulgated thereunder.

                  "SEC" shall have the meaning set forth in Section 4.5.

                  "Securities Act" shall have the meaning set forth in Section 4.2(b).

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 9.3.

                  "Sellers" shall have the meaning set forth in the recitals to this Agreement.

                  "Sellers' Representative" shall have the meaning set forth in
Section 2.4(a).

                  "Series B Preference Stock" shall have the meaning set forth in Section 4.3.

                  "S-K Contracts" shall have the meaning set forth in Section 4.13(a).

                  "Solicitation Documents" shall mean, collectively, all of the documents (including any amendments or supplements thereto) necessary to effect each of the Subordinated Notes Consent Solicitation, the Discount Notes Consent Solicitation and the Floating Rate Notes Consent Solicitation.

                  "Solvent" shall mean, with respect to any Person, that (a) the property of such Person, at a fair valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured; (c) such Person does not have unreasonably small capital with which to conduct its business; and (d) such Person does not intend or believe that it will incur debts beyond its ability to pay as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

                  "Stockholder Representative" shall have the meaning set forth in Section 2.4(b).

                  "Stockholders Agreement" shall mean the Stockholders Agreement, to be entered into on the Closing Date, by and among Buyer Holdings and certain other parties thereto which has terms substantially as set forth in Exhibit C and Exhibit D hereto.

                  "Subordinated Notes" shall mean OpCo's 9 7/8% Senior Subordinated Notes due 2011.

                  "Subordinated Notes Amendments" shall have the meaning set forth in Section 6.10(a)(i).

                  "Subordinated Notes Consent Solicitation" shall have the meaning set forth in Section 6.10(a)(i).

                  "Subordinated Notes Indenture" shall mean the Indenture, dated as of June 12, 2001, between OpCo and State Street Bank and Trust Company, as Trustee, relating to OpCo's 9 7/8% Senior Subordinated Notes (as may be amended from time to time).

                  "Subordinated Notes Offer" shall have the meaning set forth in
Section 6.10(a)(i).

                  "Subordinated Notes Offer Amount" shall have the meaning set forth in Section 6.10(a)(iv).

                  "Subordinated Notes Supplemental Indenture" shall have the meaning set forth in Section 6.10(a)(iv).

                  "Subsequent Indebtedness Financing" shall have the meaning set forth in Section 5.5(a).

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Successful Consent Solicitation" shall mean, (i) with respect to the Subordinated Notes Consent Solicitation, a consent solicitation in which the Subordinated Notes Amendments effected pursuant to the Subordinated Notes Supplemental Indenture shall have become effective or will automatically become effective at or substantially concurrently with the Closing, (ii) with respect to the Discount Notes Consent Solicitation, a consent solicitation in which the Discount Notes Amendments effected pursuant to the Discount Notes Supplemental Indenture shall have become effective or will automatically become effective at the Closing, or (iii) with respect to the Floating Rate Notes Consent Solicitation, a consent solicitation in which the Floating Rate Notes Amendments effected pursuant to the Floating Rate Notes Supplemental Indenture shall have become effective or will automatically become effective at or substantially concurrently with the Closing.

                  "Target Working Capital Amount" shall have the meaning set forth in Section 7.3(l).

                  "Tax Return" shall mean any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

                  "Taxes" shall mean all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges, fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable Law or otherwise (including by Contract) and such term shall include any interest, penalties or additions to tax attributable to such taxes.

                  "Termination Date" shall have the meaning set forth in Section 8.1(b).

                  "Third Party Stockholders" shall have the meaning set forth in the recitals to this Agreement.

                  "THL Fund" means Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership.

                  "Treasury Regulations" shall mean the final, temporary and proposed regulations promulgated by the United States Treasury Department and the Code.

                  "Trust Agreement" shall mean the trust agreement to be entered into as of the Closing Date, by and among Buyer Holdings, a Person to be designated by Buyer and the Management Representative, as trustee and the Exchanged Option Holders, in a form to be mutually agreed upon by Buyer and the Management Representative.

                  "Trust Indenture Act" shall have the meaning set forth in
Section 4.2(b).

                  "WARN Act" shall have the meaning set forth in Section
4.16(c).

                  "Working Capital" shall mean the amount, calculated as of 11:59 p.m. on the Business Day immediately prior to the Closing Date in accordance with GAAP, by which (i) accounts receivable (net of reserves), inventory (net of reserves), other current assets and prepaid expenses (excluding prepaid income taxes) exceed (ii) accounts payable and accrued expenses (not including accrued interest payable or accrued taxes based on income). Cash and Indebtedness shall not be part of the determination of working capital. Accrued expenses will exclude the following (i) the Additional Deduction Amount, (ii) the accrued and unpaid severance / bonuses and transaction payments to employees of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, (iii) the Fee and (iv) change of control payments to employees of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

                  Section 2.1 Purchase and Sale. Each Seller, severally and not jointly, and Buyer hereby agree that upon the terms and subject to the satisfaction or waiver, to the extent permitted by Law, of the conditions of this Agreement, on the Closing Date such Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Seller, all right, title and interest of such Seller in and to the number of shares of Class A Common Stock and Series B Preference Stock, as applicable, set forth opposite the name of such Seller on Exhibit A under the heading "Share Ownership" (which exhibit may be supplemented between the date of this Agreement and the Closing Date to reflect the exercise of Options, subject to the provisions of Section 6.1(c)) free and clear of all Encumbrances.

                  Section 2.2 Purchase Price. The aggregate purchase price to be paid by Buyer for the purchase, acquisition and receipt of the Class A Common Stock and Series B Preference Stock and the cancellation of the Cashed Out Options, Cancelled Options and

Exchanged Options at Closing shall be an amount equal to $1,740,013,000, minus
(a) the Closing Indebtedness Amount, plus (b) the Aggregate Exercise Price Amount, plus (c) the Cash Amount, minus (d) the Additional Deduction Amount (the "Purchase Price"); it being understood that the actual aggregate cash purchase price so paid by Buyer will be less than the "Purchase Price" because of (x) the deduction of the Exercise Prices applicable to the amounts paid in respect of Cashed Out Options and Cancelled Options, and (y) the fact that holders of Exchanged Options will receive Deferred Share Rights in lieu of cash payment as provided in Section 6.7(c). For purposes of calculating "Purchase Price," the Closing Indebtedness Amount, the Cash Amount and the Additional Deduction Amount shall be as finally determined in accordance with Section 2.5.

                  Section 2.3 The Closing; Closing Deliveries.

                  (a) Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement (other than those conditions which are to be satisfied on the Closing Date), the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York (or such other place as the parties may mutually agree) at 10:00 a.m. local time on August 27, 2004 or (subject to Section 2.5 hereof), on such other date (subject to Section 2.5 hereof) as the Company shall determine and notify the Buyer in writing at least three business days prior thereto in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

                  (b) On the Closing Date, subject to the terms and conditions of this Agreement, each Seller or Option Seller, as applicable, shall deliver or cause to be delivered (except as delivered prior to the Closing Date) the following:

                                    (i)      to the Paying Agent, Individual
                  Stock Certificate(s) representing the number of shares of Class A Common Stock or Series B Preference Stock, as the case may be, set forth opposite such Seller's name on Exhibit A hereto duly endorsed (or accompanied by a duly executed stock transfer power and with all required stock transfer tax stamps attached) and in form for transfer (including a duly executed letter of transmittal and such other documents as the Paying Agent, the Sellers' Representative and Buyer may reasonably mutually agree to require) to Buyer;

                                    (ii)     to the Paying Agent, with respect
                  to the Option Sellers, all Option Acknowledgments evidencing the cancellation of the Cashed Out Options held by such Option Seller (the number of Cashed Out Options shall be set forth opposite such Option Seller's name on Exhibit B hereto under the heading "Cashed Out Options," which exhibit may be updated prior to Closing by the Sellers' Representative in accordance with the provisions of Section 6.7(c), together with such other documents as the Paying Agent, the Sellers' Representative and Buyer may reasonably mutually agree to require);

                                    (iii)    to the Buyer, the certificate
                  referred to in Section 7.3(g);

                                    (iv)     to Buyer Holdings, the Related
                  Agreements, duly executed by such Seller (to the extent it is contemplated to be a party thereto) to the extent not completed, executed and delivered prior to the Closing Date; and

                                    (v)      to the Buyer, all other documents
                  required to be delivered by (or on behalf) of such Seller, the Company or OpCo on or prior to the Closing Date pursuant to this Agreement.

                  (c) On the Closing Date, subject to the terms and conditions of this Agreement, Buyer shall deliver or cause to be delivered (except as delivered prior to the Closing Date) the following:

                                    (i)      to the Paying Agent, by wire
                  transfer of immediately available funds, an amount of cash sufficient for the Paying Agent to make the payments to the Sellers contemplated by Section 2.3(e)(iii);

                                    (ii)     to the Paying Agent, by wire
                  transfer of immediately available funds, an amount of cash sufficient for the Paying Agent to make the payments to the Option Sellers contemplated by Section 2.3(e)(iv), it being understood that Buyer or OpCo will retain an amount of cash sufficient for OpCo as the surviving company of the Company Merger to withhold any amounts in respect of Options necessary pursuant to Section 6.7(c)(iii) for Tax purposes;

                                    (iii)    if the Discount Notes Consent
                  Solicitation does not result in a Successful Consent Solicitation, to the Trustee under the Discount Notes Indenture, on behalf of the Company, by wire transfer of immediately available funds to such account or accounts as such Trustee specifies in writing not fewer than two Business Days prior to the Closing Date, the Discount Notes Redemption Amount (pursuant to Section 6.10(b)(i));

                                    (iv)     if the Floating Rate Notes Consent
                  Solicitation does not result in a Successful Consent Solicitation, to the Trustee under the Floating Rate Notes Indenture, on behalf of OpCo, by wire transfer of immediately available funds to such account or accounts as such Trustee specifies in writing not fewer than two Business Days prior to the Closing Date, the Floating Rate Notes Redemption Amount (pursuant to Section 6.10(b)(ii));

                                    (v)      if the Subordinated Notes Consent
                  Solicitation resulted in a Successful Consent Solicitation, the Subordinated Notes Offer Amount by wire transfer of immediately available funds to such account or accounts as the Depositary specifies in writing not fewer than two Business Days prior to the Closing Date (pursuant to Section 6.10(a)(iv));

                                    (vi)     if the Discount Notes Consent
                  Solicitation resulted in a Successful Consent Solicitation, the Discount Notes Offer Amount by wire transfer of immediately available funds to such account or accounts as the

                  Depositary specifies in writing not fewer than two Business Days prior to the Closing Date (pursuant to Section 6.10(a)(v));

                                    (vii)    if the Floating Rate Notes Consent
                  Solicitation resulted in a Successful Consent Solicitation, the Floating Rate Notes Offer Amount by wire transfer of immediately available funds to such account or accounts as the Depositary specifies in writing not fewer than two Business Days prior to the Closing Date (pursuant to Section 6.10(a)(vi));

                                    (viii)   to the Sellers' Representative, the
                  certificate of the Buyer's Chief Executive Officer referred to in Section 7.2(c);

                                    (ix)     the Related Agreements, duly
                  executed by Buyer Holdings (to the extent it is contemplated to be a party thereto) to the extent not executed and delivered prior to the Closing Date;

                                    (x)      to the Company or OpCo, by wire
                  transfer of immediately available funds, an amount of cash sufficient for the Company or OpCo to make the payments to the holders of Cancelled Options pursuant to Section 6.7(c)(i); and

                                    (xi)     all other documents required to be
                  delivered by Buyer or Buyer Holdings (or on its behalf) on or prior to the Closing Date pursuant to this Agreement.

                  (d) On the Closing Date, subject to the terms and conditions of this Agreement (except as delivered prior to the Closing Date), Sellers shall cause the Company to deliver, or cause the Company to cause OpCo to deliver (except that Sellers shall use their reasonable best efforts to cause the Company to deliver, and to cause the Company to cause OpCo to deliver the items set forth in clause (iv) below), as applicable:

                                    (i)      if the Discount Notes Consent
                  Solicitation does not result in a Successful Consent Solicitation, to the holders of the Discount Notes, the Discount Notes Redemption Notice (pursuant to Section 6.10(c)(i));

                                    (ii)     if the Floating Rate Notes Consent
                  Solicitation does not result in a Successful Consent Solicitation, to the holders of the Floating Rate Notes, the Floating Rate Notes Redemption Notice (pursuant to Section 6.10(c)(ii));

                                    (iii)    a certificate of good standing for
                  each of the Company and OpCo issued by the Secretary of State of the State of Delaware as of a date reasonably close to the Closing Date;

                                    (iv)     written resignations of each
                  director of the Company and OpCo listed on Section 2.3(d)(iv) to the Company Disclosure Letter, effective as of the Closing Date;

                                    (v)      the FIRPTA certificate pursuant to
                  Section 7.3(k);

                                    (vi)     the certificate of the Company's
                  Chief Financial Officer referred to in Section 7.3(n);

                                    (vii)    the certificate of the Company's
                  Chief Executive Officer referred to in Section 7.3(d);

                                    (viii)   the Related Agreements, duly
                  executed by the Company or OpCo (to the extent either is contemplated to be a party thereto) to the extent not executed and delivered prior to the Closing Date; and

                                    (ix)     all other documents required to be
                  delivered by Sellers, the Company or OpCo on or prior to the Closing Date pursuant to this Agreement.

                  (e) On the Closing Date, subject to the terms and conditions of this Agreement (including the delivery requirements of Section 2.6(b)), the Sellers' Representative and Buyer shall each cause the Paying Agent to deliver (except as delivered prior to the Closing Date) the following:

                                    (i)      to Buyer, with respect to the
                  Sellers, Individual Stock Certificates representing the number of shares of Class A Common Stock or Series B Preference Stock, as the case may be, set forth opposite each Seller's name on Exhibit A hereto duly endorsed (or accompanied by a duly executed stock transfer power and with all required stock transfer tax stamps attached) and in form for transfer to Buyer;

                                    (ii)     to Buyer, with respect to the
                  Option Sellers, all Option Acknowledgments evidencing the cancellation of the Cashed Out Options held by each Option Seller (the number of Cashed Out Options shall be set forth opposite such Option Seller's name on Exhibit B hereto under the heading "Cashed Out Options," which exhibit may be updated prior to Closing by the Sellers' Representative in accordance with the provisions of Section 6.7(c));

                                    (iii)    to each Seller, by wire transfer of
                  immediately available funds to such account or accounts as such Seller specifies in writing not fewer than two Business Days prior to the Closing Date, an amount equal to such Seller's Individual Seller Consideration; and

                                    (iv)     to each Option Seller (subject to
                  any withholding provisions pursuant to Section 6.7(c)(iii)), by wire transfer of immediately available funds to such account or accounts as such Option Seller specifies in writing not fewer than two Business Days prior to the Closing Date, an amount equal to such Option Seller's Individual Option Seller Consideration.

                  (f) At least three (3) Business Days prior to the Closing Date, the Sellers' Representative shall deliver, or cause the Company's Chief Financial Officer to prepare and deliver, to Buyer a certificate setting forth a good faith estimate of (i) the aggregate amount, as of 11:59 p.m. on the Business Day immediately prior to the Closing Date, of the items set forth on Schedule 2.3(f) hereto, as finally determined in accordance with Section 2.5 (the "Additional Deduction Amount"),
(ii) the Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the amount of Working Capital.

                  Section 2.4 Sellers' Representative.

                  (a) Each Seller hereby authorizes and directs Kelso as its agent, proxy and attorney-in-fact and representative under this Agreement (the "Sellers' Representative") to take such action on behalf of such Seller, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Sellers' Representative on behalf of Sellers pursuant to this Agreement (including the right to receive notices and other documentation pursuant to the terms of the Agreement on behalf of Sellers and the right to terminate this Agreement on behalf of Sellers). By its execution hereof, each Seller hereby authorizes, delegates and grants to the Sellers' Representative authority to take all actions that this Agreement explicitly provides are to be taken by the Sellers' Representative.

                  (b) Each of the Kelso Stockholders and Third Party Stockholders hereby authorizes and directs Kelso as its agent, proxy and attorney-in-fact and representative under this Agreement (the "Stockholder Representative") to take such action on behalf of such Kelso Stockholder and Third Party Stockholder, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Stockholder Representative on behalf of such Kelso Stockholder and Third Party Stockholder pursuant to this Agreement (including the right to receive notices on behalf of the Kelso Stockholders and Third Party Stockholders, and to amend this Agreement on behalf of Kelso Stockholders and Third Party Stockholders). By its execution hereof, each Kelso Stockholder and Third Party Stockholder hereby authorizes, delegates and grants to the Stockholder Representative authority to take all actions that this Agreement explicitly provides are to be taken by the Stockholder Representative.

                  (c) Each of the Management Stockholders hereby authorizes and directs Richard L. Bready as its agent, proxy and attorney-in-fact and representative under this Agreement (the "Management Representative") to take such action on behalf of such Management Stockholders, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Management Representative pursuant to this Agreement (including the right to receive notices on behalf of the Management Stockholders, and to amend this Agreement on behalf of the Management Stockholders). By its execution hereof, each Management Stockholder hereby authorizes, delegates and grants to the Management Representative authority to take all actions that this Agreement explicitly provides are to be taken by the Management Representative.

                  (d) Each Seller agrees that none of the Sellers' Representative, the Stockholder Representative or the Management Representative shall (i) be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby, or (ii) owe any fiduciary duty or have any fiduciary responsibility to any of Sellers or the Company as a result of their actions taken as the Sellers' Representative, the Stockholder Representative or the Management Representative pursuant to this Agreement, except for such actions taken or omitted to be taken resulting from the Sellers' Representative's, the Stockholder Representative's or the Management Representative's willful misconduct, respectively. Without limiting the foregoing, (i) each Seller, jointly and severally, hereby agrees to defend, indemnify and hold harmless the Sellers' Representative and its Affiliates and each of their respective officers, directors, employees and agents from and against all expenses (including fees and expenses of counsel), losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a Sellers' Representative hereunder or arising out of acts or omissions of such Person in such capacity occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) except for, in any case, acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law; and (ii) each Management Stockholder, jointly and severally, hereby agrees to defend, indemnify and hold harmless the Management Representative and its Affiliates and each of their respective officers, directors, employees and agents from and against all expenses (including fees and expenses of counsel) losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a Management Representative hereunder or arising out of acts or omissions of such Person in such capacity occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) except for, in any case, acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law; and (iii) each Kelso Stockholder and Third Party Stockholder, jointly and severally, hereby agrees to defend, indemnify and hold harmless the Stockholder Representative and its Affiliates and each of their respective officers, directors, employers and agents from and against all expenses (including fees and expenses of counsel) losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a Stockholder Representative hereunder or arising out of acts or omissions of such Person in such capacity occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) except for, in any case, acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law.

                  (e) Buyer Holdings and Buyer agree that each of the Sellers' Representative, the Stockholder Representative and the Management Representative is serving in such capacity solely for purposes of administrative convenience, and shall not be personally liable in such capacity for any of the obligations of Sellers hereunder, and Buyer Holdings and Buyer agree that they will not look to the personal assets of the Sellers' Representative, the Stockholder Representative or the Management Representative, in each case, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers hereunder. Each Seller agrees that Buyer Holdings and Buyer shall be entitled to rely upon the power and authority of the Sellers' Representative, the Stockholder Representative or the Management Representative, as the case may be, acting in such capacity, to act on such Seller's behalf. Buyer Holdings and Buyer and their respective successors shall not be liable to any Seller for any actions taken or omitted by them in reliance upon any instructions, notices or other instruments delivered by the Sellers' Representative, the Stockholder Representative or the Management Representative, as the case may be.

                  Section 2.5 Access to Records; Disputes. Before and following the delivery of the certificates of the Company's Chief Financial Officer referred to in Section 7.3(n) and Section 2.3(f) (the "CFO Certificates"), Sellers shall cause the Company to provide Buyer and its Representatives with prompt and full access to the personnel, accountants, books and records of the Company and its Subsidiaries, including the work papers used by the Company and its Subsidiaries in the preparation of the CFO Certificates (and the calculation of the amounts set forth therein), to the extent reasonably related to the preparation of the CFO Certificates. In the event that Buyer notifies the Sellers' Representative prior to the anticipated Closing that Buyer disputes the amounts set forth in any of the CFO Certificates, Buyer and the Sellers' Representative shall use their respective reasonable best efforts to resolve any such dispute prior to Closing. Notwithstanding the foregoing, the parties agree that (A) there shall be no presumption that any amount set forth in the CFO Certificates is correct, and (B) in no event shall the Closing occur prior to such time as Buyer and Sellers' Representative reasonably agree (i) that the Company and its Subsidiaries have an amount of Working Capital not less than the Target Working Capital Amount and (ii) upon the calculations of each of the Cash Amount, the Closing Indebtedness Amount and the Additional Deduction Amount to be used in the determination of the Purchase Price.

                  Section 2.6 Paying Agent.

                  (a) Deposit with Paying Agent Prior to the Closing Date, the Sellers' Representative and Buyer shall mutually designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Class A Common Stock, Series B Preference Stock and Cashed Out Options in connection with the transactions contemplated by this Agreement to receive the funds to which such holders shall become entitled pursuant to Section 2.3. Buyer Holdings, Buyer, the Sellers' Representative and the Paying Agent shall enter into a mutually acceptable paying agent agreement (the "Paying Agent Agreement"). Pursuant to Section 2.3(c), Buyer shall make available to the Paying Agent immediately available funds in amounts necessary to pay (i) with respect to each Seller, an amount equal to such Seller's Individual Seller Consideration, and (ii) with respect to each Option Seller, an amount equal to such Option Seller's Individual Option Seller Consideration, upon surrender of Individual Stock Certificate(s) in accordance with Section 2.6(b)(i), or in the case of Cashed Out Options, upon surrender of Option Acknowledgments in accordance with Section 2.6(b)(ii). The parties understand and agree that (x) with respect to those Sellers and Option Sellers that have used their reasonable best efforts to comply with the provisions of Section 2.6(b) (including provision of the documents referred to in Section 2.6(d) below), respectively, within five Business Days after the Closing, any and all interest or other income earned from and after the Closing Date to (but excluding) the date of payment of such Person's Individual Seller Consideration or Individual Option Seller Consideration, as the case may be, on funds made available to the Paying Agent pursuant to this Section 2.6(a) with respect to such Person's Individual Seller Consideration or Individual Option Seller Consideration, as the case may be, shall be paid to such Seller or Option Seller, and (y) any interest or income earned on funds made available to the Paying Agent pursuant to this Section 2.6(a) with respect to the Sellers or Option Sellers not described in clause (x) of this sentence, shall belong to and shall be paid to OpCo. The parties will instruct the Paying Agent to, and the Paying Agent Agreement shall provide that the Paying Agent will, invest any funds deposited by the Buyer with the Paying Agent pursuant to this Agreement in overnight deposits.

                  (b) Exchange Procedure. At least five Business Days prior to the Closing Date, the Paying Agent shall hand deliver to (i) each holder of record of a certificate or certificates (the "Individual Stock Certificates") of Class A Common Stock and Series B Preference Stock, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Individual Stock Certificates shall pass, only upon actual delivery of the Individual Stock Certificates to the Paying Agent) and (y) instructions for use in effecting the surrender of the Individual Stock Certificates in exchange for the Individual Seller Consideration, and (ii) each holder of record of a Cashed Out Option, a transfer form and acknowledgment of cancellation (collectively, the "Option Acknowledgements"), as the case may be, of the Cashed Out Options held by such Option Seller. The documents referred to in clauses (i) and (ii) of the preceding sentence shall be subject to the approval of the Buyer and the Sellers' Representative, which approval will not be unreasonably withheld or delayed. Upon surrender of Individual Stock Certificate(s) representing the number of shares of Class A Common Stock or Series B Preference Stock, as the case may be, set forth opposite such Seller's name on Exhibit A hereto, to the Paying Agent for transfer to Buyer (or to such other agent or agents as may be appointed by agreement of Buyer and the Sellers' Representative), together with a duly executed letter of transmittal and such other documents as the Paying Agent, the Sellers' Representative and Buyer may reasonably mutually agree to require, such Seller shall be entitled to receive its, his or her Individual Seller Consideration in exchange for the shares of Class A Common Stock or Series B Preference Stock, as the case may be. Until surrendered as contemplated by this Section 2.6(b), the Individual Stock Certificates held by any Seller shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Individual Seller Consideration as contemplated by this Section 2.6(b). Upon surrender of an Option Acknowledgment evidencing the cancellation of Cashed Out Options held by such Option Seller set forth opposite such Option Seller's name on Exhibit B hereto under the heading "Cashed Out Options" to the Paying Agent for transfer to Buyer (or to such other agent or agents as may be appointed by agreement of Buyer and the Sellers' Representative), together with such other documents as the Paying Agent, the Sellers' Representative and Buyer may reasonably mutually agree to require, such Option Seller shall be entitled to receive its, his or her Individual Option Seller Consideration in exchange for the cancellation of such Cashed Out Options. Until surrendered as contemplated by this Section 2.6(b), the Cashed Out Options held by any Option Seller shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Individual Option Seller Consideration as contemplated by this
Section 2.6(b) and shall no longer be exercisable for shares of Class A Common Stock.

                  (c) Efforts of Paying Agent; Termination. The parties will instruct the Paying Agent to, and the Paying Agent Agreement will provide that the Paying Agent shall, use its reasonable best efforts to disburse funds to Sellers and Option Sellers on the Closing Date (or such later date as each such Seller or Option Seller surrenders its Individual Certificate(s) or

Option Acknowledgement, as applicable) in same day funds. The parties will instruct the Paying Agent to, and the Paying Agent Agreement will provide that the Paying Agent shall, continue to serve as the paying agent for the Sellers so long as it holds funds to disperse to the Sellers or Option Sellers, as applicable, but in no event shall the Paying Agent (x) cease to act as paying agent prior to January 15, 2005 and (y) continue to act as paying agent later than April 15, 2005, at which time any funds remaining with the Paying Agent shall be returned to OpCo. The Paying Agent Agreement shall provide that, subject to receiving the required documentation, including if applicable an executed letter of transmittal, Individual Stock Certificate and Option Acknowledgement, the Paying Agent's obligation to deliver the payments contemplated by this Agreement to the Sellers and Option Sellers shall be absolute.

                  (d) Lost, Stolen or Destroyed Certificates. In the event that any Individual Stock Certificate or Option shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Individual Stock Certificate or Option, upon the receipt by OpCo of customary documentation including an affidavit and an indemnification agreement from the holder thereof, the Individual Seller Consideration or Individual Option Seller Consideration, as the case may be.

                  (e) Upon depositing the funds with the Paying Agent, as contemplated by Section 2.3(c)(i) and Section 2.3(c)(ii), Buyer shall have no further obligations to make payments pursuant to this ARTICLE II, except and to the extent such funds are returned to Buyer, OpCo or Buyer Holdings.

                  (f) If applicable pursuant to Section 6.21, the Paying Agent shall also pay the amounts to Sellers relating to the sale of LaCornue Inc. provided pursuant to Section 6.21.

                  Section 2.7 Post-Closing Payments. If within ninety (90) days following the Closing the Buyer or the Sellers' Representative shall become aware of any items or amounts of expenses of a type set forth as No. 2 in
Section 2.3(f) of the Company Disclosure Letter but which were not included (or included, but not at the correct amount) in the actual calculation of the Additional Deduction Amount, as finally determined in accordance with Section 2.5, the Buyer and the Sellers' Representative agree to negotiate in good faith to determine whether such items or amounts should have been included in the calculation of the Additional Deduction Amount pursuant to the provisions of
Section 2.3(f) of the Company Disclosure Letter. If the Buyer and the Sellers' Representative agree that such items or amounts (or any portion thereof) should have been so included, the Kelso Stockholders shall pay to OpCo or its designees their proportionate share of such items or amounts (or portion thereof) (based upon the portion of the Purchase Price received by the Kelso Stockholders) and OpCo shall be responsible for the remainder of such expense, provided that OpCo shall be entitled to obtain reimbursement from the Sellers (other than the Kelso Stockholders) and the Option Sellers for their pro rata portion (provided further that OpCo and such Option Sellers can mutually agree on an alternative treatment with respect to such portion).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each Seller, severally and not jointly, hereby represents and warrants as to itself, himself or herself, as applicable, to Buyer as follows:

                  Section 3.1 Due Organization and Good Standing. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of its state of organization (to the extent such concept is recognized). With respect to any Seller that is not a natural person, such Seller has all requisite corporate or other power, as the case may be, and authority to carry on its business as now conducted. Section 3.2 Authorization of Transaction.

                  (a) Such Seller has the requisite power and authority to execute and deliver this Agreement and the Related Agreements (to which it is contemplated to be a party) and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements (to which it is contemplated to be a party) and the performance of such Seller's obligations hereunder and thereunder have been duly and validly authorized and approved by all required action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements (to which it is contemplated to be a party). This Agreement and the Related Agreements (to which it is contemplated to be a party) have been or will be, as applicable, duly executed and delivered by such Seller and each constitutes, assuming due authorization, execution and delivery of this Agreement and the Related Agreements (to which it is contemplated to be a party) by each of the other parties hereto and thereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

                  (b) In the event such Seller is married and his or her shares of Class A Common Stock or Series B Preference Stock, as applicable, or Options constitute community property or otherwise would require spousal or other approval for any provision of this Agreement and the Related Agreements (to which it is contemplated to be a party) to be legal, valid and binding, this Agreement and the Related Agreements (to which it is contemplated to be a party) have been or will be, as applicable, duly authorized, executed and delivered by, and each constitutes, assuming due authorization, execution and delivery of this Agreement and the Related Agreements (to which it is contemplated to be a party) by each of the other parties hereto and thereto (other than such Seller's spouse), a legal, valid and binding agreement of, such Seller's spouse or such other person, enforceable against such spouse or other person in accordance with its terms.

                  (c) No trust of which such Seller is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or the Related Agreements (to which it is contemplated to be a party) to the consummation of the transactions contemplated hereby and thereby.

                  Section 3.3 Ownership of Class A Common Stock, Series B Preference Stock and Options. Such Seller is the sole holder of record and beneficially owns, and has good, valid and marketable title to, the aggregate number of shares of Class A Common Stock or Series B Preference Stock, as the case may be, set forth opposite such Seller's name on Exhibit A under the heading "Share Ownership," and holds and is the owner of the aggregate number of Options set forth opposite such Seller's name on Exhibit B under the heading "Option Ownership." Such shares of Class A Common Stock or Series B Preference Stock, as the case may be, and such Options, are held free and clear of all Encumbrances or other defects in title (expect as set forth in the Pre-Closing Stockholders Agreement (which will be terminated in accordance with Section 6.11 at or prior to the Closing) or the Option Plan), and have not been pledged or assigned to any Person. Such Seller has full right, power and authority to transfer and deliver to Buyer valid title to such shares of Class A Common Stock or Series B Preference Stock, as the case may be, free and clear of all Encumbrances or other defects in title (except as set forth in the Pre-Closing Stockholders Agreement (which will be terminated in accordance with Section 6.11 at or prior to the Closing) or the Option Plan). Except pursuant to this Agreement, there is no obligation pursuant to which such Seller has directly or indirectly granted any option, warrant or other right to acquire any shares of Class A Common Stock or Series B Preference Stock to any other Person or agreed to refrain from transferring such shares.

                  Section 3.4 Consents and Approvals; No Violations. None of the execution and delivery by such Seller of this Agreement or the Related Agreements (to which it is contemplated to be a party) nor the performance by such Seller of its, his or her obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby or thereby shall (i) with respect to a Seller which is not a natural person, conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws (or other comparable governing or organizational document) of such Seller; (ii) except as set forth in the Pre-Closing Stockholders Agreement (which is to be terminated in accordance with Section 6.11 at or prior to the Closing) or the Option Plan, require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, Contract or obligation to which such Seller is a party or by which he, she or it or any of his, her or its assets may be bound or result in the imposition of any Encumbrance upon any of the shares of Class A Common Stock, Series B Preference Stock or Options of such Seller; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 4.2(b) below (or that should have been disclosed pursuant to Section 4.2(b) below) have been obtained or made, as the case may be, violate any Law to which such Seller is subject (or the shares of Class A Common Stock or Series B Preference Stock or Options owned by such Seller is subject) or require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity except in the case of clause
(iii) for such violations of Law, filings, registrations, notifications, authorizations, consents, or approvals which do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby or result in any material liability to Buyer or its successors; provided that no representation is made in clause (iii) as to any violations, filings, registrations, notifications, authorizations, consents and approvals which are applicable solely by reason of such Seller owning the shares of Class A Common Stock, Series B Preference Stock or Options owned by it and not by reason of (a) any facts specific to such Seller (including its legal, regulatory or marital status) or (b) any actions (including pledging, granting any Encumbrances or taking other actions) with respect to the Class A Common Stock, Series B Preference Stock or Options) heretofore taken by such Seller.

                  Section 3.5 Litigation. As of the date of this Agreement, there is no action, suit, charge, complaint, or proceeding (each, an "Action") pending against, or to the knowledge of such Seller threatened in writing against, such Seller which, if adversely determined, would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby or result in any material liability to Buyer or its successors. Such Seller is not subject to any judgment, decree, injunction or order of any court, except for such decrees, injunctions or orders which do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby or result in any material liability to Buyer or its successors.

                  Section 3.6 Investment Representations. If, as of the Closing and after giving effect thereto, such Seller has Exchanged Options, such Seller further represents and warrants that:

                  (a) Such Seller is acquiring the Deferred Share Rights and Converted Option Common Shares (and will hold any securities exchanged therefor pursuant to the Option Transaction) for its own account, solely for the purpose of investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intentions of distributions or selling such Deferred Share Rights and Converted Option Common Shares or securities exchanged therefor, in violation of the federal securities Laws or any applicable foreign or state securities Law.

                  (b) Such Seller is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act.

                  (c) Such Seller understands that the holding of the Deferred Share Rights and Converted Option Common Shares (or securities exchanged therefor pursuant to the Option Transaction) to be held by him, her or it pursuant to the terms of this Agreement involves substantial risk. Such Seller has experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that he, she or it can bear the economic risk of his, her or its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of his, her or its investment in the Deferred Share Rights and Converted Option Common Shares (or securities exchanged therefor pursuant to the Option Transaction) to be acquired by him, her or it pursuant to the transactions contemplated hereby.

                  (d) Such Seller understands that the Deferred Share Rights and Converted Option Common Shares (or securities exchanged therefor pursuant to the Option Transaction) to be held by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Such Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provisions of applicable state securities Laws or pursuant to an applicable exemption therefrom.

                  (e) Such Seller acknowledges that the offer and sale of the securities to be acquired by such Seller for its Exchanged Options in the Option Transaction has not been accomplished by the publication of any advertisement.

                  Section 3.7 Finders' and Other Fees. Except for UBS Securities LLC, Credit Suisse First Boston, Inc. and Daroth Capital Advisors LLC, whose fees shall be paid by the Company and except as provided in Section 6.14, there is no investment banker, broker, finder or other intermediary which has been retained by such Seller, or is authorized to act on behalf of, such Seller, or any employee or consultant of such Seller that would be entitled to any fee, commission, sale bonus or similar payment from the Company, any Subsidiary of the Company, Buyer or any of Buyer's Affiliates upon consummation of the transactions contemplated by this Agreement. The Company heretofore has delivered to Buyer true and complete copies of any Contracts with or other obligations to UBS Securities LLC, Credit Suisse First Boston, Inc. or Daroth Capital Advisors LLC.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF THE
                        SELLERS IN RESPECT OF THE COMPANY

                  Except as set forth on the Company's disclosure letter delivered concurrently with the delivery of this Agreement (the "Company Disclosure Letter") (each section of which qualifies the correspondingly numbered representation and warranty or covenant of this Agreement to the extent of the disclosure specified therein and such other representations and warranties or covenants of this Agreement to the extent a matter in such section of such disclosure letter is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant in this Agreement reasonably apparent on its face), each Seller hereby, severally and not jointly, to the knowledge of the Sellers, represents and warrants to Buyer as follows:

                  Section 4.1 Corporate Existence and Power. Each of the Company and OpCo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted, and all such Licenses are in full force and effect, except for failures to have any such Licenses or for such Licenses to be in full force and effect which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and OpCo is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent such concept is recognized) where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified or in good standing do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Buyer true and complete copies of the certificate of incorporation of the Company (the "Certificate of Incorporation") and the by-laws of the Company as currently in effect. OpCo has heretofore made available to Buyer true and complete copies of the certificate of incorporation of OpCo and the by-laws of OpCo as currently in effect.

                  Section 4.2 Consents and Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement nor the performance by Sellers of their obligations hereunder nor the consummation of the transactions contemplated hereby (including the execution, delivery and consummation of the transaction contemplated by Related Agreements (to the extent contemplated to be a party thereto) and further including actions that the Sellers agree to cause the Company or any of its Subsidiaries to take) will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws (or other comparable governing or organizational document) of the Company or any Subsidiary thereof; (ii) require any consent by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of Indebtedness, guarantee, Contract or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any Law to which the Company or any of its Subsidiaries is subject or cause the termination, suspension or revocation of any License of the Company or any of its Subsidiaries, excluding from the foregoing clauses (ii) and (iii) such violations of Laws, requirements, defaults, breaches, rights, violations, terminations, suspensions, and revocations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that Sellers are not making any representation with respect to any term or provision of the Financing to the extent it is not set forth in the Commitment Letters.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by Sellers or the Related Agreements (to the extent Sellers are contemplated to be a party thereto), the performance by Sellers of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including actions that the Sellers agree to cause the Company or any of its Subsidiaries to take), except (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or any applicable foreign laws regulating competition, antitrust, investment or exchange controls ("Foreign Monopoly Laws"); (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the "Trust Indenture Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (iii) filings in connection with the debt financing contemplated by the Indebtedness Commitment Letter and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.3 Capitalization. The authorized capital stock of the Company consists of 19,000,000 shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), 14,000,000 shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock") (provided that, after the redemption of all of its outstanding shares of Class B Common Stock on January 9, 2003, pursuant to the Certificate of Incorporation, the Company was no longer authorized to issue any shares of Class B Common Stock), and 19,000,000 shares of preference stock, $1.00 par value per share (the "Preference Stock"), of which 9,000,000 shares are designated as Series B Convertible Preference Stock (the "Series B Preference Stock"). As of June 30, 2004, there were (a) 397,380.26 shares of Class A Common Stock issued and outstanding, (b) no shares of Class B Common Stock issued and outstanding and
(c) 8,130,441.65 shares of Series B Preference Stock issued and outstanding and, since June 30, 2004, no shares of capital stock of the Company have been issued, except for the issuance of shares of Class A Common Stock pursuant to the exercise of Options outstanding on such date. Other than the 8,130,441.65 outstanding shares of Series B Preference Stock, there are no other outstanding shares of Preference Stock of the Company. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of June 30, 2004, (i) 3,279,220 shares of Class A Common Stock were reserved for issuance under the Nortek Holdings, Inc. 2002 Stock Option Plan (the "Option Plan") (and 3,076,453 shares of Class A Common Stock were issuable upon the exercise of outstanding Options), and (ii) 8,130,441.65 shares of Class A Common Stock were reserved for issuance upon the conversion of the Series B Preference Stock into Class A Common Stock pursuant to the terms of the Certificate of Incorporation and all of such shares of Class A Common Stock were issuable upon the conversion of the Series B Preference Stock. Except as set forth in the four preceding sentences or as contemplated by this Agreement, (A) there are outstanding no (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (III) subscriptions, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (including any rights or "poison pill" plans) or (IV) "phantom" stock, "phantom" stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to, or valued by reference to, the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance or stock performance of the Company or any of its Subsidiaries (the items in clauses (I), (II), (III) and (IV) being referred to collectively as the "Company Securities"), and (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

                  Section 4.4 Subsidiaries.

                  (a) Each Subsidiary of the Company that is actively engaged in any business or owns any assets or has any non de minimis liabilities (contingent or otherwise) (each, an "Active Company Subsidiary") (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized),
(ii) has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted and all such Licenses are in full force and effect and (iii) is duly qualified or licensed to do business as a foreign corporation or organization, as applicable, and is in good standing in each jurisdiction (to the extent such concept is recognized) where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Active Company Subsidiaries and their respective jurisdictions of organization are identified on Section 4.4(a) of the Company Disclosure Letter.

                  (b) All of the outstanding shares of capital stock or other voting securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Encumbrances or limitation on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such Subsidiaries.

                  (c) Section 4.4(c) of the Company Disclosure Letter sets forth all Persons in which the Company or a Subsidiary of the Company owns 10% or more of the outstanding voting or equity interest, the owner thereof and the amount thereof so owned.

                  (d) Section 4.4(d) of the Company Disclosure Letter sets forth (i) all Subsidiaries of the Company that are not wholly owned Subsidiaries (the "Partially Owned Subsidiaries"), (ii) the ownership interest of the Company and its Subsidiaries, as applicable, therein, and (iii) as of the date of this Agreement, the identity of the other owners thereof and their respective ownership interests. The Partially Owned Subsidiaries do not own an amount of assets or liabilities that are material to the business, operations and assets of the Company and its Subsidiaries, taken as a whole, or have any liabilities other than de minimis liabilities.

                  Section 4.5 SEC Documents.

                  (a) The Company and Nortek Inc., a Delaware company ("OpCo"), have each filed all reports, proxy statements, registration statements, forms and other documents (including all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or Section 906 of the Sarbanes-Oxley Act) required to be filed or furnished by each of them with the Securities and Exchange Commission (the "SEC") since December 31, 2002 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). Other than OpCo, no Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements contained therein, as to which representations are made in Section 4.6 hereof) (as amended prior to the date of this Agreement, if applicable) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (as amended prior to the date of this Agreement, if applicable) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date so filed. The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company's independent auditors and outside counsel, respectively, to ensure the Company's future material compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of the Sarbanes-Oxley Act which shall become applicable to the Company, in light of the nature of the Company's currently outstanding debt and equity securities, including the nature of the ownership thereof, after the date hereof.

                  (b) Except for the Financial Advisory Agreement, since January 1, 2003 there have been no transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and have not been disclosed publicly.

                  Section 4.6 Financial Statements; No Undisclosed Liabilities.

                  (a) The consolidated financial statements of the Company and OpCo (including, in each case, any notes and schedules thereto) with respect to periods commencing on or after January 1, 2001, included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles as in effect as of the dates of such financial statements ("GAAP"), applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (iv) fairly present, in all material respects, the consolidated financial position of the Company or OpCo, as the case may be, and their respective and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments (that are not expected to be material in amount)).

                  (b) Neither the Company nor its Subsidiaries have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) and whether or not required by GAAP to be reflected in the audited financial statements of the Company and its Subsidiaries except those liabilities and obligations (a) disclosed (but only to the extent reserved against) in the consolidated balance sheet (the "Consolidated Balance Sheet") of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2003 (the "Company 10-K"), (b) incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement, since December 31, 2003 or (c) which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) Each of the Company and each of its Subsidiaries maintains in all material respects (A) accurate books and records reflecting its assets and liabilities and (B) proper and adequate internal accounting controls which provide assurance, to the extent required by Law, that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and OpCo and to maintain accountability for the Company's and OpCo's consolidated assets; (iii) access to the Company's and OpCo's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's and OpCo's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                  Section 4.7 Absence of Material Adverse Changes. Except as expressly contemplated by this Agreement, since December 31, 2003, the Company and its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practice, and there has not been (i) any change, event or effect which does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.1 of this Agreement.

                  Section 4.8 Taxes.

                  (a) (1) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in the manner prescribed by Law, and all such Tax Returns are true, complete and accurate in all material respects; (2) all material Taxes due and owing (whether or not reflected on any Tax Return) by the Company or any Subsidiary of the Company have been timely paid, or adequately reserved or properly accounted for in accordance with GAAP; (3) there is no presently pending, scheduled or commenced audit, examination, deficiency, refund litigation, proposed adjustment, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any of its Subsidiaries which could reasonably be expected to result in a material tax liability; (4) there are no material liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for liens for Taxes not yet due and payable; and (5) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes (including employee-related Taxes or has adequately reserved or properly accounted for such taxes in accordance with GAAP).

                  (b) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1999.

                  (c) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) during the 5-year period ending on the Closing Date.

                  (d) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or
(iii) by Contract.

                  (e) Neither the Company nor any of its Subsidiaries is required to include in income any material adjustment pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) in its current or in any future taxable period by reason of a change in accounting method.

                  Section 4.9 Employee Benefit Plans.

                  (a) Section 4.9(a) of the Company Disclosure Letter sets forth each material deferred compensation plan, incentive compensation plan, equity-based compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder ("ERISA")), "pension" plan fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program or agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company, any of its Subsidiaries or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any of the Company's Subsidiaries, or under which the Company or any of its Subsidiaries has any liability, except for those plans, funds, programs, agreements or arrangements, relating to employees in jurisdictions outside of the United States which are not material to the Company and its Subsidiaries taken as a whole (collectively, the "Plans").

                  (b) The Company has made available to Buyer copies of each of the Plans including all amendments thereto to date and copies of the most recent actuarial statements with respect to each Plan which is subject to Title IV of ERISA.

                  (c) Each of the Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS and, no event has occurred that would reasonably be expected to affect such determination or opinion.

                  (d) Each of the Plans complies in all material respects in form and in operation with the requirements of the Code, ERISA and all other applicable Laws and no Action or audit (other than routine Actions or audits in the ordinary course) is pending or, threatened with respect to the Plans, except for such Actions or audits which would not result in a material liability.

                  (e) (i) No Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived, (ii) no material liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full,
(iii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Plan (except multiemployer plans, within the meaning of Section 4001(a)(3) of ERISA ("multiemployer plans")), (iv) no material "reportable event," as such term is defined in section 4043(b) of ERISA, has occurred with respect to any Plan, (v) and no condition exists that presents a material risk to the Company, any of its Subsidiaries or an ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to Title IV of ERISA.

                  (f) The current value of the assets of each of the Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions presently used by the Plans, exceeds the present value of the accrued benefits under each such Plan.

                  (g) No liability has been incurred or reasonably is likely to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate in connection with any Plan that is a multiemployer plan on account of a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, that has not been satisfied in full except as does not and would not reasonably be expected to, individually or in the aggregate, result in material liability.

                  (h) No Plan provides medical, surgical, hospitalization, or death benefits (whether or not insured) for employees or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other material payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, except as expressly contemplated by this Agreement.

                  Section 4.10 Environmental Matters. Except as disclosed on
Section 4.10 of the Company Disclosure Letter:

                  (a) The Company and each of its Subsidiaries are and have been since January 1, 2001 in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws (all of the foregoing, the "Environmental Permits"), except for such violations, if any, which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Environmental Permits are in effect, no appeal nor any other Action is pending to revoke any such Environmental Permit, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except for such violations, if any, which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent required by applicable Environmental Laws, the Company and each of its Subsidiaries have filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any Environmental Permits in a timely fashion so as to allow the Company and each of its Subsidiaries to continue to operate their businesses in compliance with applicable Environmental Laws, except for such failures, if any, which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company does not expect such new or renewed Environmental Permits to include any new terms or conditions that will have a material adverse impact on the Company or any of its Subsidiaries.

                  (b) There is no pending or threatened claim, lawsuit, or administrative proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law except for such claims, lawsuits or proceedings which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except for such violations or liabilities which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written request for information or indemnification from any Person, including but not limited to any Governmental Entity, related to any potential liability under or compliance with any applicable Environmental Law except for such liability which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) With respect to the real property that is currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (or by any of their respective predecessors in interest), there have been no Releases of Hazardous Substances on or underneath any of such real property during the Company's or any of its Subsidiaries' ownership or operation of such real property, except for those Releases which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (d) Neither the Company nor any of its Subsidiaries has entered into any Contract that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to Releases of Hazardous Substances or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (e)      The representations and warranties set forth in this
Section 4.10 are Sellers' sole representations and warranties relating to environmental matters.

                  Section 4.11 Litigation; Compliance with Law.

                  (a) There is no Action pending against or threatened in writing against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, except for such Actions which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) Neither the Company nor any of its Subsidiaries has, since January 1, 2001, received notice from a responsible official of a Governmental Entity indicating that such Governmental Entity has the right or intends to suspend, modify, cancel or terminate any material License.

                  (c) The Company and its Subsidiaries are (and since January 1, 2001 have been) in compliance with all Laws applicable to their respective businesses and operations, except for such violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (d) The recapitalization of the Company's capital stock pursuant to the Recapitalization Agreement (and the transactions consummated pursuant to or in connection with the Recapitalization Agreement) were conducted and completed in compliance in all material respects with all applicable Laws and all material filings and registrations with, notifications to, and authorizations, consents and approvals of, any Governmental Entity in connection therewith were made and obtained in accordance in all material respects with applicable Law.

                  Section 4.12 Intellectual Property.

                  (a) The Company and its Subsidiaries own or have the right to use all material Intellectual Property necessary for the conduct of the businesses of the Company and its Subsidiaries as each such business is currently conducted.

                  (b) Set forth in Section 4.12 of the Company Disclosure Letter are all (i) registered Intellectual Property owned, and material to, the Company or any of its Subsidiaries; and (ii) Contracts granting the right to use Intellectual Property of or to a third party to, and material to, the Company or any of its Subsidiaries ("Material IP Licenses"). Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all of the scheduled registrations relating to Intellectual Property owned by the Company and its Subsidiaries are subsisting and unexpired, and such registered Intellectual Property is free of all Encumbrances, other than Material IP Licenses and ordinary course licenses; (ii) no third party is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries in or to any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries; and (iii) since January 1, 2001, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened Action that seeks to limit, cancel or question the validity of, the Company's or any of its Subsidiaries' rights in and to, any Intellectual Property.

                  (c) Neither the Company nor any of its Subsidiaries has received any notice of potential infringement, misappropriation or other violation of, and the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any third party in any respect that has (either by reason of any damage claims against the Company or by reason of the Company ceasing to so infringe such rights) and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (d) No judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or any of its Subsidiaries' rights in and to, any Intellectual Property owned or used by the Company or any of its Subsidiaries in any respect, except in connection with the prosecution of any registrations of such Intellectual Property based on any patent, trademark or copyright office, or the like, in any relevant jurisdiction (including any opposition, reexamination or reissue proceeding, or the like) and except for such judgments, decrees, injunctions, rules or orders that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (e) The execution and delivery of this Agreement and the performance by Sellers hereunder will not result in the loss or impairment of the Company's or any of its Subsidiaries' ownership or use of any Intellectual Property material to the Company and its Subsidiaries taken as a whole.

                  (f) Since January 1, 2001, the Company and its Subsidiaries are and have been in compliance with all applicable Laws concerning the use of personal data collected from the Company's and its Subsidiaries' customers, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.13 Material Contracts.

                  (a) All Contracts described in Item 601(b)(10) of Regulation S-K to which the Company or any of its Subsidiaries is a party or may be bound ("S-K Contracts") have been filed as exhibits to, or incorporated by reference in, the Company 10-K. As used herein, "Material Contracts" shall mean all S-K Contracts and the following additional Contracts (other than any Company Leases, which are covered by the provisions of Section 4.15):

                                    (i)      each Contract involving aggregate
                  annual consideration payable to the Company or any of its Subsidiaries for services of more than $1,000,000 or involving aggregate annual payments by the Company or any of its Subsidiaries of more than $1,000,000;

                                    (ii)     all broker, distributor, dealer,
                  manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party involving aggregate annual payments by the Company or any of its Subsidiaries of more than $500,000 and which are not terminable without penalty by any of the parties thereto within 90 days;

                                    (iii)    all management Contracts (excluding
                  Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon (x) the revenues or income of the Company or any of its Subsidiaries or (y) the revenues or income of any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, in each case involving aggregate annual payments by the Company or any of its Subsidiaries of more than $500,000;

                                    (iv)     all Contracts that (A) limit or
                  purport to limit the ability of the Company or any of its Subsidiaries or any key executives of the Company or any of its Subsidiaries, to compete in any line of business or with any Person or in any geographic area or location or during any period of time, (B) require the Company or any of its Subsidiaries to use any supplier or third party for all or substantially all of the Company's or any of its Subsidiaries' requirements or needs in each case with respect to a Contract involving aggregate annual payments of more than $500,000, (C) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to solicit any customers or clients of the other parties thereto, (D) require the Company or any of its Subsidiaries to provide to the other parties thereto "most favored nations" pricing, or (E) requires that the Company or any of its Subsidiaries refrain from infringing on the Intellectual Property rights of third parties (each of (A) through (E), a "Restrictive Agreement");

                                    (v)      all Contracts obligating the
                  Company or any of its Subsidiaries to (A) make a future purchase of materials, supplies or equipment that (I) has annual payments by the Company or any such Subsidiary, as the case may be, in excess of $500,000, or (II) has a term extending for more than one year from the date of this Agreement, or (B) deliver materials, products or supplies (including sales orders) that (x) has annual payments to the Company or any such Subsidiary in excess of $500,000, or (y) has a term extending for more than one year from the date of this Agreement;

                                    (vi)     all written Contracts between the
                  Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, employees or principals, on the other hand;

                                    (vii)    all joint venture, partnership or
                  other similar Contracts outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries of more than $1,000,000 per year with any third party;

                                    (viii)   all Contracts entered into since
                  January 1, 2003 between the Company or any of its Subsidiaries and any other party providing for the acquisition or disposition by the Company or such Subsidiary (including by merger, consolidation, acquisition or disposition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division thereof or an amount of assets material to the business or to such other party, in each case, for an aggregate purchase price or sale in excess of (including any non-contingent debt or liabilities assumed) $1,000,000;

                                    (ix)     all Material IP Licenses; and

                                    (x)      guarantees of obligations of
                  Subsidiaries of the Company or of another Person (including in respect of operating agreements) in excess of $1,000,000 in the aggregate (other than guarantees of Indebtedness, which are covered by Section 4.14 below).

                  (b) Set forth on Section 4.13(b) of the Company Disclosure Letter is a true and complete list of all Material Contracts described in clauses (i) through (x) above, and such schedule shall specifically identify the primary clause above which applies to such Material Contract (including the Restrictive Agreements).

                  (c) All Material Contracts are valid and binding and in full force and effect in all material respects, except to the extent any such Material Contracts have expired after the date of this Agreement but prior to the Closing Date in accordance with their terms (other than such expiration caused by a breach or default by the Company or any of its Subsidiaries, as applicable). None of the Company, its Subsidiaries, or the other parties thereto, has violated in any material respect any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a material default under the provisions of, any Material Contract.

                  Section 4.14 Indebtedness.

                  (a) Except for (x) Indebtedness specifically described in the notes to the Company's unaudited consolidated financial statements for the quarter ended April 3, 2004 included on the Form 10-Q filed by the Company with the SEC for such quarter, (y) Indebtedness included in the amount set forth under total liabilities on the balance sheet included therein and (z) other Indebtedness not in excess of $1,000,000 in the aggregate, the Company and its Subsidiaries have no outstanding Indebtedness and no Contracts relating to Indebtedness, other than Indebtedness incurred after the date hereof in compliance with Section 6.1 hereof.

                  (b) For each item of Indebtedness whether or not described in clauses (x) or (y) of Section 4.14(a) or disclosed on Section 4.14(a) of the Company Disclosure Letter, Section 4.14(b) of the Company Disclosure Letter sets forth with respect thereto (i) the debtor and creditor, and (ii) the principal amount of such Indebtedness as of April 3, 2004; provided that the Company shall complete, within ten (10) Business Days from the date hereof, certain information in such schedule relating to the identity of the creditors but not the dollar amounts involved (which information, when supplied, will be deemed to be part of such schedule).

                  Section 4.15 Real Estate.

                  (a) The Company or one of its Subsidiaries has (i) good, valid and marketable title to each parcel of real property owned in fee by the Company or any of its Subsidiaries (the "Company Fee Property") and (ii) good, valid and subsisting leasehold title to each parcel of real property leased by the Company or any of its Subsidiaries (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property"), in each case where any such real property is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted, except for any such failure in title which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Real Property. The Company Real Property represents all real property necessary to the conduct, in all material respects, of the business of the Company and its Subsidiaries taken as a whole, as it is currently conducted. True and complete copies of all Company Leases and all amendments, modifications, assignments, subleases, renewals, extensions and agreements relating thereto have been made available to Buyer and/or it Representatives, in each case which Company Leases are necessary to the conduct, in all material respects, of the business of the Company and its Subsidiaries taken as a whole, as it is conducted as of the date of this Agreement. The Company or one of its Subsidiaries has the right to quiet enjoyment of the Company Leased Property for the full term of the lease relating thereto (each such lease, a "Company Lease"), except for any failure which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar Laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law) of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder), except for any default which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except that which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No penalties are accrued and unpaid under any Company Lease, except for penalties which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) The Company Real Property is not subject to any liens, restrictions, rights-of-way or other encumbrances (collectively, "Property Restrictions"), except for: (i) any such Property Restrictions for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions where such Property Restrictions do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) easements, licenses, covenants, conditions, mechanic's liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iv) where the existence of any such Property Restrictions, do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Company Real Property whose building systems are not in working order, (ii) there is no physical damage to any Company Real Property,
(iii) there is no currently pending and incomplete renovation or restoration to any Company Real Property and (iv) there are no material structural defects relating to the Company Real Property. Neither the Company nor any of its Subsidiaries has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Property or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Real Property or by the continued maintenance, operation or use of the parking areas.

                  Section 4.16 Labor Relations and Employment.

                  (a) (i) There is no, and since January 1, 2003 there has been no, labor strike, dispute, slowdown, stoppage, or lockout actually pending or threatened or being carried out against the Company or its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries; (ii) no unions claim to represent any employees of the Company or any of its Subsidiaries except, with respect to any employees who are employed outside of the United States, for such union representations which are not material; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association except, with respect to any such organization or association that represents employees who are employed outside the United States, for such collective bargaining or similar agreements or work rules or practices which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) none of the employees of the Company or any of its

Subsidiaries is represented by any labor organization and neither the Company nor any of its Subsidiaries have any knowledge of any union organizing activities among such employees except, with respect to any employees who are employed outside of the United States, for such union representations which are not material; (v) except as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all obligations under any collective bargaining agreements to which the Company or any of its Subsidiaries are a party; and (vi) there has not occurred a substantial union organizing event at one or more facilities of the Company or its domestic Subsidiaries in respect of which there is a reasonable risk that such event would have a material adverse impact on the labor costs of the Company and its Subsidiaries, taken as a whole.

                  (b) There are no material written personnel policies, collective bargaining agreements, rules or procedures applicable to employees of the Company or any of its Subsidiaries, other than those set forth on Section 4.16(b) of the Company Disclosure Letter, true and correct copies of which have heretofore been made available to Buyer. The Company and its Subsidiaries are (and since January 1, 2003 have been) in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining agreements, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices, except for such violations, if any, which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) Neither the Company nor any of its Subsidiaries has effectuated since June 1, 1998, (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act ("WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries in the United States; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries in the United States; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations in the United States sufficient in number to trigger application of any similar state, local or foreign Law.

                  (d) Since June 1, 1998, the Company and its Subsidiaries have been in material compliance with the WARN Act.

                  Section 4.17 Suppliers and Customers. As of the date of this Agreement, Section 4.17 of the Company Disclosure Letter sets forth a true and accurate list of the (i) ten most significant customers and distributors of the Company and its Subsidiaries, based on dollar sales volumes and (ii) ten most significant suppliers of the Company and its Subsidiaries based on amounts invoiced, in each case for the year ended December 31, 2003 (such significant customers and suppliers are collectively referred to herein as "Material Customers and Suppliers"). Since December 31, 2003, no Material Customer or Supplier has cancelled, terminated or otherwise modified (in a manner materially adverse to the Company or any of its Subsidiaries) its relationship with the Company or any of its Subsidiaries and no such Person has notified the Company or its Subsidiaries of its intention to do so, in each case, except for such cancellations, terminations, modifications or intentions which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.18 Product Liability. There is no Action pending or threatened in writing against the Company or any of its Subsidiaries concerning any product that is designed, produced, manufactured, distributed, or sold by the Company or any of its Subsidiaries (a "Product"), relating to or resulting from an alleged defect in the design, manufacture, materials or workmanship of any Product, or, with respect to any Product, any alleged failure to warn or any alleged breach of express or implied warranties or representations, except for any of the foregoing which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.19 Solicitation Documents. None of the information included in the Solicitation Documents will, at the time such documents or any amendments or supplements thereto are first published, sent or given to holders of the Discount Notes, the Floating Rate Notes or the Subordinated Notes, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, no representation is hereby made by Sellers with respect to information supplied by Buyer or its Affiliates in writing specifically for inclusion in such Solicitation Documents.

                  Section 4.20 Insurance. As of the date of this Agreement,
Section 4.20 of the Company Disclosure Letter contains a list of all insurance policies covering the Company and its Subsidiaries for current policy periods.
Section 4.20 of the Company Disclosure Letter includes for each insurance policy listed thereon, the type of policy, form of coverage, policy number, policy period, name of insurer, name of insured's, and any premiums, deductibles or limits of coverage. Except as set forth on Section 4.20 of the Company Disclosure Letter, as of the date of this Agreement (i) all policies listed on
Section 4.20 of the Company Disclosure Letter are in full force and effect and all premiums thereon due to date have been paid, (ii) neither the Company nor any of its Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by or on behalf of the Company or any of its Subsidiaries under or in connection with any insurance policy, and (iii) no written notice has been received from or on behalf of any insurance carrier issuing any policy listed on
Section 4.20 of the Company Disclosure Letter that there will be a cancellation, rescission, reformation, reduction or non-renewal of any such existing policies or a material increase in deductible or self insurance retention.

                  Section 4.21 Transactions with Affiliates. Except for the matters disclosed on Section 4.21 of the Company Disclosure Letter, (i) no Affiliate of the Company or any of its "material stockholders" (meaning, for purposes of this Section 4.21, any stockholder that holds, either individually or together with its Affiliates, an equity interest of more than 5% in the Company) is, or has been at any time since January 1, 2003: (A) a competitor, creditor, debtor, customer, distributor, supplier or vendor of the Company or any of its Subsidiaries or (B) a party to any Contract to which the Company or any of its Subsidiaries is or was a party, and (ii) no such Contract has been entered into, consummated, abandoned, amended or terminated since January 1, 2003. Except as disclosed on Section 4.21 of the Company Disclosure Letter, no Affiliate of the Company or any of its "material stockholders" owns, or has owned since January

1, 2003, any asset or properties used in, or necessary to, the business or operations of the Company and its Subsidiaries.

                  Section 4.22 Finders' and Other Fees. Except for UBS Securities LLC, Credit Suisse First Boston, Inc. and Daroth Capital Advisors LLC, whose fees will be paid by the Company, and except as provided in Section 6.14, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company that would be entitled to any fee, commission, sale bonus or similar payment from the Company, any Subsidiary of the Company, Buyer or any of Buyer's Affiliates upon consummation of the transactions contemplated by this Agreement. The Company heretofore has delivered to Buyer true and complete copies of any Contracts with or other obligations to UBS Securities LLC, Credit Suisse First Boston, Inc. or Daroth Capital Advisors LLC.

                                    ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF BUYER HOLDINGS AND BUYER

                  Buyer Holdings and Buyer hereby represent and warrant to the Company as follows:

                  Section 5.1 Corporate Existence and Power; Capitalization. Each of Buyer Holdings and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate power and all Licenses required to carry on its business as now conducted, and all Licenses are in full force and effect except for failures to have any such Licenses or for such Licenses to be in full force and effect which do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer Holdings and Buyer is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified or in good standing do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer Holdings and Buyer heretofore has delivered or made available to the Company true and complete copies of the certificate of incorporation and by-laws, as currently in effect, of Buyer. All of the issued and outstanding shares of capital stock of (i) Buyer will, at Closing, be owned by Buyer Holdings and (ii) Buyer Holdings, are or at Closing will be, owned by the THL Fund or, subject to Section 6.9(a), its designees, in each case free and clear of all Encumbrances and defect in title.

                  Section 5.2 Authorization. Each of Buyer Holdings and Buyer has the requisite power and authority to execute and deliver this Agreement, the Commitment Letters and, in the case of Buyer Holdings, the Related Agreements (to which it is contemplated to be a party) and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement, the Commitment Letters and, in the case of Buyer Holdings, the Related Agreements (to which it is contemplated to be a party) and the performance of their respective obligations hereunder and thereunder have been, or will be, as applicable, duly and validly authorized and approved by all required corporate action on the part of Buyer Holdings and Buyer and no other proceedings on the part of Buyer Holdings or Buyer are necessary to authorize the execution, delivery and performance of this Agreement, the Commitment Letters, in the case of Buyer Holdings, and the Related Agreements (to which it is contemplated to be a party). This Agreement, the Commitment Letters and, in the case of Buyer Holdings, the Related Agreements (to which it is contemplated to be a party) have been, or will be, as applicable, duly executed and delivered by Buyer and Buyer Holdings and each constitutes, assuming due authorization, execution and delivery of this Agreement, the Commitment Letters and, in the case of Buyer Holdings, the Related Agreements by the other parties hereto and thereto, a valid and binding obligation of Buyer and Buyer Holdings, enforceable against Buyer Holdings and Buyer, respectively, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  Section 5.3 Consents and Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement nor the performance by Buyer Holdings and Buyer of their respective obligations hereunder nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of Buyer Holdings or Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of Indebtedness, guarantee, Contract or similar obligation to which Buyer Holdings or Buyer is a party or by which it or its assets may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any Law to which Buyer Holdings or Buyer is subject, excluding from the foregoing clauses (ii) and (iii) such violations of Law; requirements, defaults, breaches, rights or violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Buyer and Buyer Holdings or the performance by Buyer and Buyer Holdings of their respective obligations hereunder or the consummation of the transactions contemplated hereby, except (i) compliance with any applicable requirements of the HSR Act, EC Merger Regulations or other applicable Foreign Monopoly Laws; (ii) compliance with any applicable requirements of the Securities Act, the Trust Indenture Act or the Exchange Act; (iii) filings in connection with the debt financing contemplated by the Indebtedness Commitment Letter and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                  Section 5.4 Solvency. Buyer Holdings and Buyer are not entering into the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors. Immediately following the Closing and after giving effect to the transactions contemplated by this Agreement, the Financing, and the transactions contemplated or required hereby and thereby, Buyer Holdings, OpCo and its Subsidiaries will each be Solvent, assuming that (i) the Company and its Subsidiaries are Solvent immediately prior to Closing, and (ii) the representations set forth in ARTICLE III and ARTICLE IV are true and correct in all respects, without giving effect to any knowledge qualifications set forth therein.

                  Section 5.5 Financing.

                  (a) Buyer has available to it pursuant to the commitment letter from the THL Fund dated the date hereof, a true, complete and correct copy of which is attached hereto as Exhibit E (the "Equity Commitment Letter"), and pursuant to the commitment letter dated on or prior to the date hereof, a true, complete and correct copy of which has been delivered to the Sellers (the "Indebtedness Commitment Letter" and together with the Equity Commitment Letter, the "Commitment Letters"), an amount of funds sufficient for Buyer to consummate the transactions contemplated by this Agreement, including to (w) pay the amounts required to be paid by Buyer to the Paying Agent under Section 2.3(c),
(x) finance the Floating Rate Notes Offer and the Floating Rate Notes Consent Solicitation (and if not successful, the Floating Rate Notes Redemption); the Discount Notes Offer and the Discount Notes Consent Solicitation (and if not successful, the Discount Notes Redemption), and the Subordinated Notes Offer and the Subordinated Notes Consent Solicitation (y) pay the fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the financing under clauses (x) and (y), collectively, the "Closing Indebtedness Financing"), and (z) provide for the working capital needs of the Company following the transactions contemplated by this Agreement (the "Subsequent Indebtedness Financing" and, together with the financing under clauses (w), (x) and (y), the "Financing").

                  (b) As of the date of this Agreement, the Commitment Letters have not been amended, modified, withdrawn, terminated or replaced. None of the lenders thereunder has notified Buyer of its intention to terminate such respective lender's commitment under the Commitment Letters or not to provide in full the financing contemplated thereby. Prior to the execution of this Agreement, Buyer has made available to Seller a chart showing a reasonably detailed breakdown of the contemplated sources and uses of the Financing as of the date of this Agreement.

                  Section 5.6 Litigation.

                  (a) As of the date of this Agreement, there is no Action pending against, or to the knowledge of Buyer Holdings or Buyer threatened in writing against, Buyer Holdings, Buyer or any Subsidiary of Buyer or any of their respective properties, or any of their officers, employees or directors in their capacity as such, before any arbitrator or Governmental Entity which would prohibit or impair Buyer or its Affiliates from undertaking any of the transactions contemplated by this Agreement, except for such Actions that do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                  (b) Buyer Holdings, Buyer and its Subsidiaries are (and since January 1, 2003 have been) in compliance with all applicable Laws applicable to their respective businesses and operations, except for such violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                  Section 5.7 Investment Representations.

                  (a) Buyer is acquiring the shares of Class A Common Stock and Series B Preference Stock to be acquired by it hereunder for its own account, solely for the purpose of investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intentions of distributions or selling such shares, in violation of the federal securities Laws or any applicable foreign or state securities Law.

                  (b) Buyer is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act.

                  (c) Buyer understands that the acquisition of the shares of Class A Common Stock and Series B Preference Stock to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the shares of Class A Common Stock and Series B Preference Stock to be acquired by it pursuant to the transactions contemplated hereby.

                  (d) Buyer understands that the shares of Class A Common Stock and Series B Preference Stock to be acquired by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provisions of applicable state securities Laws or pursuant to an applicable exemption therefrom.

                  (e) Buyer acknowledges that the offer and sale of the shares of Class A Common Stock and Series B Preference Stock to be acquired by it in the transactions contemplated hereby has not been accomplished by the publication of any advertisement.

                  Section 5.8 Solicitation Documents. None of the information supplied by Buyer or its Affiliates in writing specifically for inclusion in the Solicitation Documents will, at the time such documents or any amendments or supplements thereto are first published, sent or given to holders of the Discount Notes, the Floating Rate Notes or the Subordinated Notes, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading.

                  Section 5.9 Finders' and Other Fees. Except for THL Managers V, LLC, whose fees will be paid by OpCo, as the surviving company in the Company Merger, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Buyer or any Subsidiary of Buyer, or any employee or consultant of Buyer or any Subsidiary of Buyer that would be entitled to any fee, commission, sale bonus or similar payment from Sellers, the Company, any Subsidiary of the Company, Buyer or any of Buyer's Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

                  Section 6.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Closing Date, Sellers shall cause the Company and its Subsidiaries to take or refrain from taking, as applicable, the following actions (except as expressly required or permitted by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter or as Buyer shall otherwise consent in writing):

                  (a)      Ordinary Course.

                                    (i)      The Company and its Subsidiaries
                  shall carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner which would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                                    (ii)     The Company shall not, and shall
                  not permit any of its Subsidiaries to, (A) enter into any new material line of business, (B) enter into any material Contract other than in the ordinary course of the business consistent with past practice of the Company or such Subsidiary or (C) incur or commit to any capital expenditures except for (1) capital expenditures set forth on, and made approximately at the times indicated in, a capital expenditure budget plan delivered to Buyer prior to the date of this Agreement and (2) capital expenditures not in excess of the aggregate amount not yet expended in the capital expenditure budget of the Company for the current year delivered to Buyer, plus an additional $5,000,000.

                  (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for (A) cash dividends by the Company made prior to (x) the date of the calculation of the Company's Working Capital contained in the certificate contemplated by Section 7.3(n) setting forth the calculation of the

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

Company's Working Capital at Closing and (y) the date of the calculation of the Cash Amount as contemplated in Section 2.3(f) and (B) dividends by wholly owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for repurchases, redemptions and acquisitions of such securities of the Company's wholly owned Subsidiaries. Sellers agree to cause the Company to provide Buyer with written notice of any cash dividends declared or paid pursuant to clause
(A) above.

                  (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock or voting securities of any class or any Indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote ("Company Voting Indebtedness") or any Company Securities or other securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Indebtedness, other than (i) the issuance of shares of Class A Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with the terms of the Plans in effect as of the date of this Agreement, or (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to another wholly owned (direct or indirect) Subsidiary of the Company or the Company.

                  (d) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing or organizational documents or (ii) subject to the amendments contemplated by Section 6.10, any material term of any outstanding security issued by the Company or any of its Subsidiaries.

                  (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire or take any steps to facilitate the acquisition of) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another Person.

                  (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its Subsidiaries but excluding excess or obsolete assets or the sale of inventory in the ordinary course of business), businesses or divisions other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company and (ii) dispositions for which the fair market value of the assets disposed of and of the total consideration, including liabilities assumed, received by the Company or its Subsidiaries in the aggregate does not exceed $1,000,000.

                  (g) No Encumbrances. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Encumbrances or restriction on transfer of

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

any nature whatsoever on any asset of the Company or its Subsidiaries other than Encumbrances which would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (h) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other right or claim, (ii) settle any material Action or (iii) knowingly dispose of or permit to lapse (prior to the full term) any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any of its Subsidiaries or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except (x) pursuant to judicial order or process or (y) as required by Law.

                  (i) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person other than (x) in connection with actions permitted by Section 6.1(e) hereof, (y) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $1,000,000.

                  (j) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, have outstanding, create, incur, guarantee or assume any Indebtedness other than Indebtedness in existence on the date of this Agreement and additional Indebtedness in an aggregate amount not to exceed, at any one time outstanding, $1,000,000, and Indebtedness incurred under working capital facilities not to exceed at any one time outstanding an amount of such Indebtedness equal to the amount of such Indebtedness outstanding on April 3, 2004, plus $5,000,000.

                  (k) Compensation; Severance. Except (i) as required by applicable Law or (ii) to satisfy contractual obligations existing on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to,
(A) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (C) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan or any existing collective bargaining agreement), (D) adopt or make any commitment to adopt any additional employee benefit plan, except as may be required pursuant to any existing collective bargaining agreement, (E) make any contribution, other than regularly scheduled contributions and contributions required pursuant to the terms thereof, to any Plan and (F) amend or extend or make any commitments to amend or extend any Plan.

                  (l) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of

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

accounting or accounting practice as in effect at December 31, 2003, except for any such change as required by reason of a change in SEC guidelines or requirements, in GAAP or pursuant to local statutory requirements, (ii) change its fiscal year, (iii) except in the ordinary course of business consistent with past practice, make or rescind any material Tax election or settle or compromise any audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to material Taxes of the Company or any of its Subsidiaries, or (iv) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that, in the case of matters described in this Section 6.1(l), Buyer shall not unreasonably withhold its consent.

                  (m) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that limits or restrains the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that could, after the Closing Date, limit or restrict Buyer, the Company or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location.

                  (n) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, except for changes in the corporate structure or ownership of the Company's Subsidiaries which (1) do not increase the Tax liability of the Company or its Subsidiaries and (2) do not adversely affect (x) the ability to obtain, or the terms of, the Financing and
(y) the ability of the Company and its Subsidiaries to transfer assets and liabilities among the Company's Subsidiaries or to the Company.

                  (o) Affiliate Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contract between the Company or any of its Subsidiaries, on the one hand, and Kelso, any Seller or any Affiliate of the Company or any of its Subsidiaries, on the other hand, or abandon, amend, waive any material rights under or terminate any such Contract, except as specially provided for in this Agreement.

                  (p) Receivables; Payables; Inventories and Discounts. The Company shall, and shall cause its Subsidiaries to, (a) bill and collect accounts receivable in the ordinary course and consistent with past practice,
(b) incur and pay all accounts payable in the ordinary course and consistent with past practice, and (c) maintain their respective inventory in the ordinary course of business consistent with past practice (including with respect to quantity). The Company shall not, and shall not permit any of its Subsidiaries to, offer to any customers, clients or other third parties any discounts other than in the ordinary course and consistent with past practice.

                  (q) The Company shall not, and shall not permit any of its Subsidiaries to, agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(p) of this Section 6.1.

                  Section 6.2 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, Sellers shall cause the Company and its Subsidiaries to (i) give Buyer, its potential financing sources and, as applicable, its and their

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

respective counsel, financial advisors, auditors and other authorized representatives (collectively, "Buyer's Representatives") reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Buyer's Representatives such financial and operating data and other information (including all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as Buyer's Representatives may reasonably request and
(iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Laws or the terms of any Company Contract or result in a loss of the attorney-client privilege; provided, further that if any information is not made available to Buyer because such access would result in a loss of the attorney-client privilege, Sellers shall notify Buyer that information is being so withheld, and Sellers shall cause the Company or its Subsidiaries, as applicable, to provide the maximum amount of information relating to the matter that would not result in a loss of the attorney-client privilege (and to the extent such disclosure will not impair the attorney-client privilege, Sellers shall use cause the Company or its Subsidiaries, as applicable, to identify and described the information being withheld). Without limiting the foregoing, to the extent such actions are required pursuant to the terms of the Closing Indebtedness Financing and the Subsequent Indebtedness Financing, Buyer and its Representatives shall be permitted to conduct an environmental investigation of the Company, its Subsidiaries and their respective properties, including, at Buyer's reasonable discretion, the performance of environmental sampling. If an environmental investigation is required to be conducted pursuant to the previous sentence, Sellers shall cause the Company and its Subsidiaries to fully cooperate with Buyer and its Representatives in connection with such investigation, including, making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, its Subsidiaries and their properties, making available relevant documents related to such matters, and providing necessary assistance with respect to any proposed environmental sampling, including providing accurate information regarding subsurface utilities or structures that could interfere with or prevent such proposed sampling. The parties hereby acknowledge that UBS Securities LLC, on behalf of the Company, and Thomas H. Lee Partners L.P. executed a Confidentiality Agreement, dated May 20, 2004, as the same may be amended, supplemented or modified (the "Confidentiality Agreement"), and the parties agree that the Company and Buyer shall continue to be bound by terms and conditions thereof, which shall remain in full force and effect until the Closing Date. Any information relating to the Company or its Subsidiaries made available pursuant to this Section 6.2, shall be subject to the provisions of the Confidentiality Agreement.

                  Section 6.3 Director and Officer Liability.

                  (a) Buyer Holdings agrees (and shall cause the Company to agree immediately following the Closing) that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in the certificate of incorporation or by-laws of the Company and of each of its Subsidiaries as in effect as of the date hereof shall, in respect of acts or omissions occurring on or prior to the Closing Date, continue in full force and effect in accordance with their terms from and after the Closing Date. Buyer Holdings agrees

(and shall cause the Company to agree immediately following the Closing) that the certificate of incorporation and by-laws of the Company and OpCo following the Closing shall contain the provisions with respect to indemnification and limitations on liability set forth in the certificate of incorporation and by-laws of the Company and OpCo, respectively, on the date of this Agreement, which provisions, in respect of acts or omissions occurring on or prior to the Closing, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnitees, unless, and only to the extent, such modification is required by law or the Indemnitee affected thereby otherwise consents in writing thereto. With respect to acts or omissions occurring after the Closing, Buyer Holdings agrees (and shall cause the Company to agree immediately following the Closing) that the certificate of incorporation and by-laws of the Company and OpCo following the Closing shall contain the provisions with respect to indemnification and limitations on liability set forth in the certificate of incorporation and by-laws of the Company and OpCo, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for six years after the Closing Date in any manner that would adversely affect the rights thereunder of the Indemnitees, unless, and only to the extent, such modification is required by law or the Indemnitee affected thereby otherwise consents in writing thereto; provided, however, that no such amendment, repeal or modification after six years following the Closing Date shall be made (unless required by Law or the Indemnitee affected thereby otherwise consents in writing thereto) to the extent it adversely affects the rights of such Indemnitees in respect of acts or omissions occurring prior to such six year anniversary. Buyer Holdings agrees (and shall cause the Company to agree immediately following the Closing) that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall continue in full force and effect in accordance with their terms from and after the Closing Date.

                  (b)      In addition to the other rights provided for in this
Section 6.3 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 6.3(c)), for six years from and after the Closing Date, Buyer Holdings agrees to cause the Company (and shall cause the Company to agree immediately following the Closing) to the fullest extent permitted by applicable Law, to indemnify and hold harmless (and release from any liability to the Company or any of its Subsidiaries), the Persons who, on or prior to the Closing Date, were officers, directors or controlling persons of the Company or served on behalf of the Company as an officer or director of any of the Company's current or former Subsidiaries (the "Indemnitees") against all expenses (including fees and expenses of counsel) losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, or arising out of or relating to the fact that such Person is or was a director, officer or controlling person of the Company or any of its current or former Subsidiaries or arising out of acts or omissions occurring on or prior to the Closing Date (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) except for, in any case, acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law (collectively, an "Indemnifiable Claim"); provided that the Company shall not be responsible for any amounts paid in settlement of any Indemnifiable Claim without the consent of the Company

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

and Buyer Holdings, which consent shall not be unreasonably withheld. Unless, but only to the extent, otherwise prohibited by applicable Law, Buyer Holdings agrees to cause the Company (and shall cause the Company to agree immediately following the Closing) to advance all expenses (including fees and expenses of counsel) incurred by or on behalf of an Indemnitee in connection with an Indemnifiable Claim within 10 days after receipt by the Company of a statement or statements from such Indemnitee requesting such advance or advances from time to time; provided that, prior thereto the Indemnitee provides to the Company an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Company. In the event any Indemnifiable Claim is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is finally disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

                  (c) For six years after the Closing Date, Buyer Holdings agrees to cause the Company (and shall cause the Company to agree immediately following the Closing) to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Closing Date covering each such Person currently covered by the Company's or OpCo's, as applicable, officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Company or OpCo, as applicable, be required to expend more than an amount per year equal to 220% of current annual premiums paid by the Company or OpCo, as applicable, for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer Holdings shall use its reasonable best efforts to cause the Company and OpCo to maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                  (d) The obligations of Buyer Holdings as to itself, and with respect to the Company and OpCo under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.3 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3).

                  Section 6.4 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable.

                  Section 6.5 Certain Filings.

                  (a) Buyer and each Seller shall, and each Seller shall cause the Company to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 6.5, Buyer and each Seller shall, and each Seller shall cause the Company to, (i) to the extent applicable, cause its "ultimate parent entity," to file all necessary registrations and filings under the HSR Act in respect of the transactions contemplated hereby within five (5) Business Days of the date of this Agreement, and, subject to Section 6.5(c) hereof, use its reasonable best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the consummation of the transactions contemplated by this Agreement and (ii) use reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties reasonably believe it is necessary or advisable.

                  (b) Subject to Section 6.5(c) hereof, (i) Buyer and each Seller shall, and each Seller shall cause the Company to, use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to any of the transactions contemplated by this Agreement under any Regulatory Law and (ii) if any administrative, judicial or legislative Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Law, Buyer and each Seller shall, and each Seller shall cause the Company to, cooperate in all respects and use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of any of the transactions contemplated by this Agreement, including by pursuing all reasonable avenues of administrative and judicial appeal.

                  (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, Buyer and each Seller shall, and each Seller shall cause the Company to, use its reasonable best efforts as may be required in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement. Buyer and each Seller shall, and each Seller shall cause the Company to, promptly inform the parties hereto of any material communication received by it from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission of the European Community or any other Governmental Entity regarding any of the transactions contemplated hereby.

                  Section 6.6 Public Announcements. None of the parties hereto or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other parties hereto (which approval shall not be reasonably withheld or delayed), except as may be required by Law and except for statements approved by Buyer in connection with the Subordinated Notes Consent Solicitation, the Discount Notes

Consent Solicitation, the Floating Rate Notes Consent Solicitation, the Subordinated Notes Offer, the Discount Notes Offer and the Floating Rate Notes Offer.

                  Section 6.7 Employee Matters.

                  (a) For a period of one year following the Closing Date, except (i) with respect to Plans terminated or benefits and compensation paid in connection with the consummation of the transactions contemplated by this Agreement and (ii) as agreed to following the Closing Date by the Company and the Chief Executive Officer of the Company, Buyer Holdings shall use its reasonable best efforts to cause the Company to provide compensation and employee benefits (excluding any benefits attributable to equity based plans or grants) to employees of the Company that are substantially similar in the aggregate to those provided to such persons immediately prior to the Closing Date.

                  (b) Following the Closing, Buyer Holdings shall and shall cause the Company to agree, that each employee of the Company and its Subsidiaries shall receive service credit for all years of service with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting under those employee benefit plans maintained by Buyer Holdings or any of its Subsidiaries in which such employee participates after the Closing Date to the extent that such service was recognized by the Company and its Subsidiaries under the corresponding Plan in which such employee participated immediately prior to the Closing Date.

                  (c)      Options.

                                    (i)      Each Option shall become fully
                  vested and immediately exercisable as of the Closing. Each Cashed Out Option shall be cancelled effective as of the Closing and, pursuant to Section 2.3(c), Buyer shall deliver or cause to be delivered to the Paying Agent an amount of cash sufficient for the Paying Agent to make the payments to the Option Sellers contemplated by Section 2.3(e)(iv). Each Cancelled Option shall be cancelled, effective as of the Closing and Buyer shall deliver or cause to be delivered to OpCo, as the surviving company of the Company Merger, an amount of cash sufficient for OpCo to pay holders of Cancelled Options the Cancelled Option Consideration in respect of each Cancelled Option pursuant to Section 12 of the Option Plan.

                                    (ii)     Each Exchanged Option shall be
                  cancelled effective as of the Closing. In exchange therefor, each Exchanged Option Holder shall receive the right (the "Deferred Share Right") to receive the number of shares of Buyer Holdings Common Stock (each a "Converted Option Common Share") determined by dividing (1) the aggregate Exchanged Option Consideration with respect to all Exchanged Options held by such Exchanged Option Holder by (2) the Buyer Holdings Common Stock Per Share Consideration; provided that a single lump sum cash payment may, at OpCo's option, be paid in lieu of any fractional shares that would have been issued. The Deferred Share Rights and the Converted Option Common Shares shall be subject to the terms and conditions of the Trust Agreement.

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

                                    (iii)    The Buyer, Buyer Holdings and the
                  Sellers shall cause the Company or OpCo to withhold any amount required to be deducted and withheld with respect to the Cashed Out Options, Cancelled Options or Exchanged Options under any provision of federal, state, local, foreign or other Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services.

                                    (iv)     Prior to the Closing, each Seller
                  shall use its reasonable best efforts to, and the Sellers shall cause the Company to, take any such action as may be necessary to obtain any required consent from Option holders (which consent shall constitute part of the Option Acknowledgment) and to give effect to the transactions contemplated by this Section 6.7(c).

                                    (v)      Each of the persons set forth on
                  Section 6.7(c)(v) of the Company Disclosure Letter hereby agrees to become an Exchanged Option Holder and agrees to exchange no less than the number of total Exchanged Options set forth opposite his name on Exhibit B under the heading "Exchanged Options" (it being understood that for purposes of this Section 6.7(c)(v), the amount of Exchanged Options cannot be decreased below the amount set forth on Exhibit B as of the date hereof with respect to the persons set forth on Section 6.7(c)(v) of the Company Disclosure Letter) for Deferred Share Rights pursuant to Section 6.7(c).

                                    (vi)     For the purposes of this Agreement:

                                             (1)      "Equity Value" shall mean,
                           with respect to each holder of Options, the amount (without giving effect to any deductions for withholding Taxes) equal to the sum of:

                                                      (a) (1) the product of (A)
                                    the Per Share Deal Price multiplied by (B) the number of shares of Class A Common Stock, if any, set forth opposite such Seller's name on Exhibit A hereto; plus

                                                      (b) the product of (x) the
                                    Per Share Deal Price multiplied by (y) the number of shares of Class A Common Stock subject to all Options held by such holder minus (B) the aggregate Exercise Price with respect to all Options held by such holder.

                                             (2)      "50% Option Equity Number"
                           shall mean, with respect to each holder of Options, the number of Options that such holder would need to tender for cancellation to receive payment in respect therefor pursuant to Article II (assuming solely for purposes hereof, that all such holder's Options would be treated as Cashed Out Options hereunder) in order for such holder to receive fifty percent (50%) (or as close thereto as practicable) of the Equity Value of such holder (after taking into account the deduction of the Exercise Prices with respect to

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                           such Options) (but without giving effect to any
                           deductions for withholding Tax).

                  (d) At the Closing, Sellers shall cause the Company to transfer the insurance policies listed on Section 6.7(d) of the Company Disclosure Letter to the person named therein.

                  (e) Prior to the Closing, Sellers shall cause the Company to use its reasonable best efforts to obtain all required consents, waivers and approvals so that none of the payments that the Company makes or is obligated to make shall constitute a "parachute payment" within the meaning of Code
Section 280G(b).

                  (f) The Option Sellers will not exercise any Options prior to Closing.

                  Section 6.8 Certain Notifications. Between the date hereof and the Closing Date, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which shall, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in ARTICLE VII hereof; provided, however, that such disclosure shall not be deemed to update or amend the Company Disclosure Letter.

                  Section 6.9 Financing; Cooperation.

                  (a) Buyer shall use its reasonable best efforts to timely obtain the Financing, including in such a manner so as to timely satisfy the condition contained in Section 7.3(h) hereof. In the event that the financing under the Indebtedness Commitment Letter is not made available to Buyer so as to enable Buyer to proceed with the transactions contemplated by this Agreement in a timely manner, Buyer shall use its reasonable best efforts to obtain alternate financing on terms not less favorable in any material respect than those set forth in the Indebtedness Commitment Letters, which alternate financing would not materially delay the consummation of the transactions contemplated by this Agreement. In no event shall the amount of equity financing for the Purchase Price be less than that contemplated by the Equity Commitment Letter and at least $300 million of Buyer's financing of the Purchase Price shall be provided by the THL Fund or its limited partners, or investors affiliated with the THL Fund.

                  (b) Sellers shall cause the Company and its Subsidiaries and their respective Representatives to provide all necessary cooperation reasonably requested by Buyer in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any replacements or refinancing thereof), including by making available to Buyer and such lenders and their representatives, personnel (including for participation in road shows) documents and information of the Company and its Subsidiaries as may reasonably be requested by Buyer or such lenders and by cooperating with lenders under the Commitment Letters.

                  (c) In the event Buyer is required to deliver or cause to be delivered pursuant to the terms of the Commitment Letters or the related financing contemplated thereby, or actually delivers or causes to be delivered, a letter or opinion with respect to the solvency, sufficiency of assets, sufficiency of capital or any similar or related status, in each case, of the Company, Buyer or any of their respective Subsidiaries, then Buyer shall (at Buyer's expense) cause such letter or opinion to (i) be delivered to the Company and Sellers and (ii) contain a

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

statement that the Company and Sellers may rely on such letter or opinion as though such letter or opinion had been addressed to the Company and Sellers.

                  Section 6.10 Consent Solicitation; Offer; Redemption.

                  (a)      Consent Solicitation; Offer.

                                    (i)      Sellers shall cause the Company to
                  cause OpCo to commence (x) a solicitation of consents (the "Subordinated Notes Consent Solicitation") from holders of the Subordinated Notes to amend the Subordinated Notes Indenture in the manner provided in subsection 1 of Section 6.10 of the Company Disclosure Letter (collectively, the "Subordinated Notes Amendments") and (y) an offer (as such offer may be amended from time to time, the "Subordinated Notes Offer") to acquire all of the outstanding Subordinated Notes, in each case, upon and subject to the terms set forth in subsection 1 of Section 6.10 of the Company Disclosure Letter;

                                    (ii)     Sellers shall cause the Company to
                  commence (x) a solicitation of consents (the "Discount Notes Consent Solicitation") from holders of the Discount Notes to amend the Discount Notes Indenture in the manner provided in subsection 2 of Section 6.10 of the Company Disclosure Letter (collectively, the "Discount Notes Amendments") and (y) an offer (as such offer may be amended from time to time, the "Discount Notes Offer") to acquire all of the outstanding Discount Notes, in each case, upon and subject to the terms set forth in subsection 2 of Section 6.10 of the Company Disclosure Letter;

                                    (iii)    Sellers shall cause the Company to
                  cause OpCo to commence (x) a solicitation of consents (the "Floating Rate Notes Consent Solicitation") from holders of the Floating Rate Notes to amend the Floating Rate Notes Indenture in the manner provided in subsection 3 of Section
                  6.10 of the Company Disclosure Letter (collectively, the "Floating Rate Notes Amendments") and (y) an offer (as such offer may be amended from time to time, the "Floating Rate Notes Offer") to acquire all of the outstanding Floating Rate Notes, in each case, upon and subject to the terms set forth in subsection 3 of Section 6.10 of the Company Disclosure Letter;

                                    (iv)     In the event that a sufficient
                  number of holders of Subordinated Notes provide consents in the Subordinated Notes Consent Solicitation necessary to effect the Subordinated Notes Amendments, then (x) Sellers shall cause the Company to cause OpCo, at or prior to the Closing, to enter into a supplemental indenture (the "Subordinated Notes Supplemental Indenture") with the Trustee under the Subordinated Notes Indenture reflecting the Subordinated Notes Amendments (which Subordinated Notes Supplemental Indenture shall be prepared jointly by the Company, the Sellers' Representative and Buyer and shall not be effective (or at the Sellers' Representative's option, the Subordinated Notes Amendments to be effected thereby shall not be effective) until the Closing or substantially concurrently therewith), except to the extent of

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

                  waiving any conflict between such Indenture and the transactions contemplated hereby, which waiver shall be effective immediately, and (y) at or prior to or substantially concurrently with the Closing, Buyer shall deliver to the Depositary an amount of cash (the "Subordinated Notes Offer Amount") necessary for OpCo to consummate the Subordinated Notes Consent Solicitation and the Subordinated Notes Offer pursuant to the terms set forth in subsection 1 of Section
                  6.10 of the Company Disclosure Letter;

                                    (v)      In the event that a sufficient
                  number of holders of Discount Notes provide consents in the Discount Notes Consent Solicitation necessary to effect the Discount Notes Amendments, then (x) Sellers shall cause the Company, at or prior to the Closing, to enter into a supplemental indenture (the "Discount Notes Supplemental Indenture") with the Trustee under the Discount Notes Indenture reflecting the Discount Notes Amendments (which Discount Notes Supplemental Indenture shall be prepared jointly by the Company, the Sellers' Representative and Buyer and shall not be effective (or at the Sellers' Representative's option, the Discount Notes Amendments to be effected thereby shall not be effective) until the Closing or substantially concurrently therewith), except to the extent of waiving any conflict between such Indenture and the transactions contemplated hereby, which waiver shall be effective immediately, and (y) at or prior to the Closing, Buyer shall deliver to the Depositary an amount of cash (the "Discount Notes Offer Amount") necessary for OpCo to consummate the Discount Notes Consent Solicitation and the Discount Notes Offer pursuant to the terms set forth in subsection 2 of Section 6.10 of the Company Disclosure Letter; and

                                    (vi)     In the event that a sufficient
                  number of holders of Floating Rate Notes provide consents in the Floating Rate Notes Consent Solicitation necessary to effect the Floating Rate Notes Amendments, then (x) Sellers shall cause the Company to cause OpCo, at or prior to or substantially concurrently with the Closing, to enter into a supplemental indenture (the "Floating Rate Notes Supplemental Indenture") with the Trustee under the Floating Rate Notes Indenture reflecting the Floating Rate Notes Amendments (which Floating Rate Notes Supplemental Indenture shall be prepared jointly by the Company, the Sellers' Representative and Buyer and shall not be effective (or at the Sellers' Representative's option, the Floating Rate Notes Amendments to be effected thereby shall not be effective) until the Closing or substantially concurrently therewith, except to the extent of waiving any conflict between such Indenture and the transactions contemplated hereby, which waiver shall be effective immediately, and (y) at or prior to the Closing, Buyer shall deliver the Depositary an amount of cash (the "Floating Rate Notes Offer Amount") necessary for OpCo to consummate the Floating Rate Notes Consent Solicitation and the Floating Rate Notes Offer pursuant to the terms set forth in subsection 3 of Section 6.10 of the Company Disclosure Letter.

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

                  (b)      Redemption.

                                    (i)      If the Discount Notes Consent
                  Solicitation does not result in a Successful Consent Solicitation, then at or prior to the Closing, Buyer shall irrevocably deposit, or cause to be deposited, with the Trustee under the Discount Notes Indenture, an amount of cash (the "Discount Notes Redemption Amount") sufficient for the Company (x) to redeem the Discount Notes pursuant to Article III of the Discount Notes Indenture (the "Discount Notes Redemption") and (y) to comply with the provisions of Section
                  8.01 of the Discount Notes Indenture; and

                                    (ii)     If the Floating Rate Notes Consent
                  Solicitation does not result in a Successful Consent Solicitation, then at or prior to, or substantially concurrently with, the Closing, Buyer shall irrevocably deposit, or cause to be deposited, with the Trustee under the Floating Rate Notes Indenture, an amount of cash (the "Floating Rate Notes Redemption Amount") sufficient for OpCo
                  (x) to redeem the Floating Rate Notes pursuant to Article III of the Floating Rate Notes Indenture (the "Floating Rates Notes Redemption") and (y) to comply with the provisions of
                  Section 8.01 of the Floating Rate Notes Indenture.

                  (c)      Redemption Notices; Cooperation.

                                    (i)      In the event that the Discount
                  Notes Consent Solicitation does not result in a Successful Consent Solicitation, (x) Buyer shall take (and following the Closing, Buyer shall use its reasonable best efforts to cause the Company to take) all other actions necessary or advisable in order for the Company to be in compliance with the provisions of Article VIII of the Discount Notes Indenture and
                  (y) Sellers shall cause the Company to coordinate with Buyer to mail the notice of redemption pursuant to the terms of
                  Article III and Article VIII of the Discount Notes Indenture (the "Discount Notes Redemption Notice") at the Closing; and

                                    (ii)     In the event that the Floating Rate
                  Notes Consent Solicitation does not result in a Successful Consent Solicitation, (x) Buyer shall take (and following the Closing, Buyer shall use its reasonable best efforts to cause OpCo to take) all other actions necessary or advisable in order for OpCo to be in compliance with the provisions of
                  Article VIII of the Floating Rate Notes Indenture, and (y) Sellers shall cause the Company to cause OpCo to coordinate with Buyer to mail the notice of redemption pursuant to the terms of Article III and Article VIII of the Floating Rate Notes Indentures (the "Floating Rate Notes Redemption Notice") at the Closing.

                  Section 6.11 Termination of Certain Contracts.

                  (a) The Sellers shall cause on and as of the Closing Date, the following agreements to be terminated in all respects without any further force and effect, and without any obligations or liabilities thereunder on the part of any party thereto, including the Company and its Subsidiaries:

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

                                    (i)      the Stockholders Agreement, dated
                  as of January 9, 2003, by and among the Company, OpCo and Sellers (the "Pre-Closing Stockholders Agreement");

                                    (ii)     the Financial Advisory Services
                  Agreement, dated January 9, 2003, by and between Kelso, the Company and OpCo (the "Financial Advisory Agreement");

                                    (iii)    the Registration Rights Agreement,
                  dated as of January 9, 2003, by and among the Company, OpCo and Sellers (the "Registration Rights Agreement"); and

                                    (iv)     the Preemptive Rights Agreement,
                  dated as of January 9, 2003, by and among the Company and Richard L. Bready.

                  (b) The Sellers hereby authorize the Sellers' Representative to agree on their behalf, to, and shall cause the Company to agree to, terminate the Pre-Closing Stockholders Agreement and the Registration Rights Agreement or to amend the Pre-Closing Stockholders Agreement and the Registration Rights Agreement in such manner as the Sellers' Representative determines so as to cause it to terminate immediately prior to the Closing, and in any case to amend the Pre-Closing Stockholders Agreement and the Registration Rights Agreement to provide that no provisions of such agreements or rights thereunder will survive termination. The foregoing agreement by the Sellers constitutes the written consent of each such Seller to the foregoing amendments under the Pre-Closing Stockholders Agreement and the Registration Rights Agreement. The Sellers, effective as of Closing, hereby release any and all of their rights under the Pre-Closing Stockholders Agreement and the Registration Rights Agreement and any and all of their claims against the other parties thereto and the Sellers will cause the Company, effective as of the Closing, to release its rights and claims under the Pre-Closing Stockholders Agreement and the Registration Rights Agreement, against the other parties thereto.

                  Section 6.12 Certain Transactions. Buyer shall not, and shall cause its Controlled Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

                  Section 6.13 Tax Matters. Notwithstanding any other provision of this Agreement, Buyer, on the one hand, and Sellers, on the other hand, shall each pay and be

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

responsible for fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax); provided, however, that in the event the Company or any of its Subsidiaries are responsible for payment of any such taxes within ninety (90) days following the Closing, the Kelso Stockholders shall pay to the Company or its designees their proportionate share of such taxes (based upon the portion of the Purchase Price received by the Kelso Stockholders). Any Tax Returns that must be filed in connection with such Taxes shall be prepared and timely filed by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party shall provide to the other party a true copy of each such Tax Return as filed and evidence of the timely filing thereof.

                  Section 6.14 Fee. At or immediately following the Closing (but on the Closing Date) Buyer shall cause OpCo, as the surviving company of the Company Merger, to pay to Kelso or its designee a fee of $10.5 million (the "Fee").

                  Section 6.15 Stockholder Approval of Certain Benefit Arrangements. The Company shall have the right prior to the Closing to solicit a vote of its stockholders pursuant to Section 280G of the Code with respect to the approval of certain payments to its employees, if the Company deems it necessary or appropriate to do so.

                  Section 6.16 Exclusivity.

                  (a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, the Sellers shall not (whether directly or indirectly through Representatives) and shall cause the Company and its Subsidiaries and their respective Representatives not to, directly or indirectly, (x) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (y) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any Contract or agreement in principle providing for or relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

                  (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined herein) or the acquisition or purchase of thirty percent (30%) or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer (including self-tenders) or exchange offer or stock purchase (including any repurchase by the Company) that if consummated would result in any Person (other than the Sellers) beneficially owning thirty percent (30%) or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets or properties

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

of, the Company or any of its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. As used herein, "Material Subsidiary" means any Subsidiary whose consolidated revenues, net income or assets constitute ten percent (10%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

                  Section 6.17 Confidentiality. For a period of four (4) years from the date of this Agreement, the Kelso Stockholders agree to hold, and shall use their reasonable best efforts to cause their Representatives and Affiliates (including Kelso) to hold, in confidence and not, directly or indirectly, to disclose without the prior written consent of Buyer, any confidential or proprietary information of the Company or any of its Subsidiaries; provided, however, that the forgoing shall not apply to disclosures (i) to Representatives of the Kelso Stockholders who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations the Kelso Stockholders will be responsible, (ii) if the Kelso Stockholders or their Representatives are compelled to disclose such information by judicial or administrative process or by other requirements of Law provided that the Kelso Stockholders will provide Buyer with reasonable prior notice and a reasonable opportunity to contest the same, (iii) of information that is generally available to, or known by, the public (other than as a result of a violation of this Section 6.17) or (iv) of information lawfully acquired from other sources by the Kelso Stockholders or its Representatives. Notwithstanding anything to the contrary set forth herein, the Kelso Stockholders shall be deemed to have satisfied its obligations pursuant to this
Section 6.17 if it exercises the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar information.

                  Section 6.18 Non-Solicitation. From the date of this Agreement and for a period of five (5) years after the Closing Date, the Kelso Stockholders shall not and shall cause Kelso and their respective Controlled Affiliates not to, directly or indirectly, recruit, offer employment, hire or engage as a consultant any person set forth on Section 6.18 of the Company Disclosure Letter to leave the employ of the Company or its Subsidiaries, except that such person may be hired by Kelso Stockholders, Kelso or its Controlled Affiliates if such person's employment was terminated by the Company or its Subsidiaries following the Closing or if such person voluntarily terminated his or her employment two years or more prior to the date of hire by the Kelso Stockholders, Kelso or its Controlled Affiliates.

                  Section 6.19 Notice of Developments. From the date of this Agreement until the Closing Date, Sellers, on the one hand, shall give Buyer prompt written notice and Buyer, on the other hand, shall give prompt written notice to the Sellers, in each case, upon such party becoming aware of the occurrence of any event which has had since the date of this Agreement or is reasonably likely to result in the failure to satisfy any of the conditions specified in ARTICLE VII; provided, however, that no such disclosure shall be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Section to the Company Disclosure Letter or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

                  Section 6.20 Option Transaction. Prior to Closing, the Buyer and the Sellers shall use their reasonable best efforts to cause each holder of an Option (other than the Sellers and any other Person who executes this Agreement on the date hereof for purposes of Section

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6.7(c)) to agree to enter into a separate exchange option agreement pursuant to which such holder shall become an Exchanged Option Holder and agree to exchange for Deferred Share Rights pursuant to Section 6.7(c) a number of Options held by such holder equal to such holder's 50% Option Equity Number on the same terms provided in Section 6.7(c) and subject to their making customary representations, as applicable, set forth in ARTICLE III (such transactions collectively, the "Option Transaction"). Each of the Persons who executes this Agreement only for purposes of Section 6.7(c) shall enter into a separate exchange option agreement pursuant to which such Person shall become an Exchanged Option Holder and agree to exchange for Deferred Share Rights pursuant to Section 6.7(c) the number of total Exchanged Options set forth opposite his name on Exhibit B (as in effect on the date of this Agreement) under the heading "Exchanged Options" on the same terms as provided in Section 6.7(c) and shall make customary representations, as applicable, set forth in Article III.

                  Section 6.21 LaCornue.

                  (a) The Sellers agree that prior to entering into a definitive agreement for the disposition of LaCornue, Inc., Sellers shall cause the Company to obtain Buyer's consent to enter into such agreement (which consent shall not be unreasonably withheld or delayed).

                  (b) Buyer Holdings shall cause the Company or its applicable Subsidiary to distribute any amounts obtained from and after the Closing but prior to December 31, 2004 by the Company or Buyer or any of their Affiliates by reason of the disposition of LaCornue, Inc. (whether such disposition is by way of merger, consolidation, reclassification, recapitalization, stock sale, sale of all or substantially all of the assets or other transaction) (after deducting (A) any taxes, any transaction expenses incurred by the Company or its Subsidiaries as a result of such disposition and
(B) the amount of any operating losses sustained by LaCornue, Inc. and funded by the Company or by any of its Subsidiaries (other than LaCornue, Inc.), between the Closing Date and the date of such disposition of LaCornue, Inc.) to the Paying Agent whom the parties will instruct to distribute such amounts to the Sellers, the Option Sellers and the holders of Cancelled Options and Exchanged Options in the same manner and in the same relative proportions that the Purchase Price (x) in the case of the Seller and Option Sellers, was distributed to such Seller or Option Seller and (y) without duplication, in the case of the holders of Cancelled Options and Exchanged Options, would have been distributed if all of such holder's Cancelled Options and Exchanged Options had been designated as Cashed Out Options under this Agreement; provided, however, that
(i) prior to any such distribution, the Company and its Subsidiaries shall be allowed to retain an amount (established as reasonably agreed upon by Buyer, OpCo and Sellers' Representative) of such proceeds as a reserve against any indemnification or other post-closing financial obligations (including with respect to retained liabilities) of the Company and its Subsidiaries with respect to such disposition of LaCornue, Inc., and (ii) at such time that the Company or its Subsidiaries no longer have any such indemnification or other post-closing financial obligations described under clause (i) above, Buyer shall cause the Company to distribute the amount of such reserve that has not been paid out to satisfy or as expenses in connection with such indemnification or other post-closing financial obligations to the Paying Agent for distribution to the Sellers, Option Sellers and the holders of the Cancelled Options and Exchanged Options (or directly to the Sellers, Option Seller and holders of Cancelled Options and Exchanged Options if the arrangement with the

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Paying Agent has been terminated pursuant to the provisions of Section 2.6(c))
in the same manner and in the same relative proportions that the Purchase Price
(x) in the case of the Seller and Option Sellers, was distributed to such Seller or Option Seller and (y) without duplication, in the case of the holders of Cancelled Options and Exchanged Options, would have been distributed if all of such holder's Cancelled Options and Exchanged Options had been designated as Cashed Out Options.

                  (c) In the event that the sale of LaCornue, Inc. is consummated prior to the Closing, then a reserve for indemnification and other post-closing financial obligations (including in respect of retained liabilities) shall be established, in an amount reasonably agreed by Buyer and the Sellers' Representative and the amount of cash proceeds from such Sale included in the Cash Amount for purposes of ARTICLE II shall be reduced (but not below zero) by the amount of such reserve, and the procedures set forth in clause (ii) of Section 6.21(b) shall apply to such reserve.

                                   ARTICLE VII

                                   CONDITIONS

                  Section 7.1 Conditions to Each Party's Obligations. The respective obligations of Sellers and Buyer to consummate the transactions set forth in ARTICLE II are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

                  (a) Any applicable waiting periods (including any extensions thereof) under the HSR Act or any Foreign Monopoly Laws shall have expired or been terminated. Approval of the transactions contemplated by this Agreement by the European Commission, if required, shall have been obtained pursuant to the EC Merger Regulation. All Foreign Monopoly Laws shall have been complied with and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of the parties hereto or the Company or any of its respective Subsidiaries in connection with the transactions contemplated by this Agreement shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

                  (b) No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

                  Section 7.2 Conditions to the Sellers' Obligations. The obligation of each Seller to consummate the transactions set forth in ARTICLE II shall be further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver, on or prior to the Closing Date by the Sellers' Representative on behalf of Sellers, of each of the following conditions:

                  (a) The representations and warranties of Buyer contained in ARTICLE V of this Agreement shall be true and correct in all respects as of the Closing Date as if made at such time (or, to the extent such representations and warranties speak as of a specified date, (including

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references in ARTICLE V to "the date of this Agreement" or words of similar import, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Buyer Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct does not and would not reasonably be expected to have, in the aggregate, a Buyer Material Adverse Effect. Without limiting the foregoing, the representations and warranties contained in the first sentence of Section 5.1 and in Section 5.2 and Section 5.4 shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

                  (b) Buyer shall have performed, or complied with, in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

                  (c) The Sellers' Representatives, on behalf of Sellers, shall have received a certificate signed by the Chief Executive Officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in
Section 7.2(a) and Section 7.2(b) hereof have been satisfied;

                  (d) No Action by any Governmental Entity shall have been commenced (and be pending) against such Seller, the Company or any of their Affiliates, partners, associates, officers or directors or any officers or directors of such parties seeking (i) to prevent the transactions contemplated hereby, (ii) material damages in connection therewith or (iii) to impose criminal liability on any of the foregoing Persons in connection with the transactions contemplated by this Agreement;

                  (e) If (i) the Discount Notes Consent Solicitation is (or would be automatically upon the Closing) a Successful Consent Solicitation, then Buyer shall have delivered to the Depositary the Discount Notes Offer Amount, pursuant to Section 6.10(a)(v), or (ii) the Discount Notes Consent Solicitation is not (or would not be automatically upon the Closing) a Successful Consent Solicitation, then Buyer shall have delivered to the Trustee under the Discount Notes Indenture, the Discount Notes Redemption Amount, on behalf of the Company, pursuant to Section 6.10(b)(i);

                  (f) If (i) the Floating Rate Notes Consent Solicitation is (or would be automatically upon the Closing) a Successful Consent Solicitation, then Buyer shall have delivered to the Depositary the Floating Rate Notes Offer Amount, pursuant to Section 6.10(a)(vi), or (ii) the Floating Rate Notes Consent Solicitation is not (or would not be automatically upon the Closing) a Successful Consent Solicitation, then Buyer shall have delivered to the Trustee under the Floating Rate Notes Indenture, the Floating Rate Notes Redemption Amount, on behalf of OpCo, pursuant to Section 6.10(b)(ii); and

                  (g) (i) the Subordinated Notes Consent Solicitation shall have been (or would be automatically upon the Closing) a Successful Consent Solicitation, and (ii) Buyer shall have delivered to the Depositary the Subordinated Notes Offer Amount, pursuant to Section 6.10(a)(iv).

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                  Section 7.3 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions set forth in ARTICLE II shall be further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver, on or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties of Sellers contained in ARTICLE IV of this Agreement shall be true and correct in all respects as of the Closing Date as if made as of such time (or to the extent such representations and warranties speak as of a specified date including references in ARTICLE IV to "the date of this Agreement" or words of similar import, they need only be true and correct in all respects as of such specified date) interpreted, without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct does not and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, the representations and warranties contained in the first sentence of Section 4.1 and in Section 4.3 shall be true and correct in all respects as of the Closing, except, in the case of Section 4.3, by reason of the exercise of Options after the date hereof by Persons other than the Option Sellers;

                  (b) The Company shall have performed, or complied with, in all material respects the agreements and covenants contained in or contemplated by this Agreement that Sellers are required to cause the Company to perform or comply with at or prior to the Closing Date pursuant to the terms hereof;

                  (c) Except as set forth in Schedule 4.7 of the Company Disclosure Letter, since January 1, 2004, there shall have occurred no events nor shall there exist any circumstances which have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                  (d) Buyer shall have received a certificate of the Company signed by the Chief Executive Officer of the Company dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) hereof have been satisfied;

                  (e) The representations and warranties of Sellers contained in ARTICLE III of this Agreement shall be true and correct in all respects as of the Closing Date as if made as of such time (or, to the extent such representations and warranties speak as of a specified date including references in ARTICLE III to "the date of this Agreement" or words of similar import which shall mean the date of this Agreement, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms (including "material adverse effect"), except where the failure of all such representations and warranties to be true and correct does not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Sellers ability to consummate the transactions contemplated by this Agreement or result in a material liability to Buyer or its successors. Without limiting the foregoing, the representations and warranties of Sellers contained in the first sentence of Section 3.1 and in Section 3.2, Section 3.3 and Section
3.4 shall be true and correct in all respects as of the Closing Date (or, to the extent such

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representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

                  (f) Sellers shall have performed, or complied with, in all material respects, the agreements and covenants contained in or contemplated by this Agreement that are required to be performed or complied with by them at or prior to the Closing Date pursuant to the terms hereof;

                  (g) Buyer shall have received a certificate of each Seller, as to itself, or at the option of the Sellers' Representative, on behalf of any one or more Sellers, a certificate signed by the Sellers' Representative on behalf of such Sellers, as to themselves, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(e) and Section 7.3(f) hereof have been satisfied;

                  (h) (x) The Company or Buyer shall have received the proceeds of the financing contemplated by the Indebtedness Commitment Letter (or, as modified in accordance with Section 6.9(a), on other terms and conditions no less favorable in any material respect than the terms specified and described in the corresponding Commitment Letter) prior to or simultaneously with the Closing and (y) the Company or Buyer shall have available to it on an unconditional basis (except as specified in the Indebtedness Commitment Letters) the proceeds of the Subsequent Indebtedness Financing contemplated by the Indebtedness Commitment Letter (or as modified in accordance with Section 6.9(a), on terms and conditions no less favorable in any material respect than the terms specified and described in the corresponding Commitment Letter); provided that Buyer may not rely on this Section 7.3(h) as a Closing condition unless Buyer has complied with its obligations under Section 6.9(a) and the THL Fund has complied with its obligations under the Equity Commitment Letter.

                  (i) The Contracts listed in Section 6.11(a) shall have been terminated pursuant to instruments reasonably satisfactory to Buyer, including a release from Kelso with respect to the Financial Advisory Agreement;

                  (j) No Action by any Governmental Entity shall have been commenced (and be pending) against Buyer (or its permitted designees), the Company or any of their respective Affiliates, partners, associates, officers or directors, or any officers or directors of such Persons, seeking (i) to prevent the transactions contemplated hereby, (ii) material damages in connection therewith, (iii) any other remedy which would materially impair the intended benefits to Buyer (or its permitted designees) of the transactions contemplated by this Agreement or otherwise have a Company Material Adverse Effect or (iv) to impose liability on any of Buyer or the Company or any of their respective Affiliates, partners, associates, officers or directors, or any officers or directors of such Persons in connection with the transactions contemplated by this Agreement (each of clauses (i) through (iv), a "Material Adverse Consequence") and additionally in each case, other than (iv), which Buyer reasonably believes is likely to result in a Material Adverse Consequence;

                  (k) The Company shall have delivered to Buyer on the Closing Date, a complete, accurate and valid statement conforming with the requirements of Treasury Regulation

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section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code;

                  (l) On the Closing Date, the Company's and its Subsidiaries' Working Capital shall be equal to or greater than $150,000,000 (the "Target Working Capital Amount");

                  (m) The Subordinated Notes Consent Solicitation shall have been (or would be automatically upon the Closing) a Successful Consent Solicitation;

                  (n) Buyer shall have received (x) a certificate of the Company signed by the Chief Financial Officer of the Company dated the Closing Date, to the effect that the condition set forth in Section 7.3(l) hereof has been satisfied and (y) such certificate shall have attached thereto a reasonably detailed calculation of the Company's and its Subsidiaries' Working Capital as of a date not more than three Business Days prior to the Closing Date; and

                  (o) Kevin W. Donnelly shall have executed a waiver of any payments or benefits which would be "parachute payments" within the meaning of
Section 280(G) of the Code, subject to restoration of such payments upon stockholders approval described in Section 280(G) of the Code.

                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized as follows:

                  (a) By mutual written consent of Buyer and the Sellers' Representative (on behalf of Sellers);

                  (b) By the Sellers' Representative (on behalf of Sellers), or Buyer if the Closing Date shall not have occurred on or before October 31, 2004; provided, however, that if (x) any of the conditions precedent set forth in Section 7.1, have not been satisfied or waived on or prior to October 31, 2004 or (y) the Closing is delayed primarily due to a dispute between the parties with respect to the calculation of the Cash Amount, the Closing Indebtedness Amount, the Additional Deduction Amount or the Working Capital Amount pursuant to Section 2.5, then neither the Sellers' Representative nor the Buyer may terminate this Agreement pursuant to this Section 8.1(b) on or before December 31, 2004 (such date, as it may be so extended shall be referred to as the "Termination Date" for purposes of this Agreement); provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach or failure to perform any covenant or fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

                  (c) By the Sellers' Representative (on behalf of Sellers), or Buyer if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as

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applicable, in accordance with Section 6.4 and Section 6.5 hereof) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) By Sellers' Representative (on behalf of Sellers), if there is an intentional breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and which has not been cured (or is not capable of being cured) within fifteen Business Days following receipt by Buyer of written notice of such breach; and

                  (e) By Buyer, if there is an intentional breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a), Section 7.3(b), Section 7.3(e) or Section 7.3(f) and which has not been cured (or is not capable of being cured) within fifteen Business Days following receipt by Sellers of written notice of such breach.

                  (f)      By Buyer, if there is a material breach of Section
4.3 which has not been cured within fifteen Business Days following receipt by the Buyer of written notice of such breach; provided that the foregoing shall not limit Buyer's right to refuse to close in the event the condition set forth in Section 7.3(d) or in the last sentence of Section 7.3(a) is not satisfied.

                  Section 8.2 Effect of Termination. In the event of termination of this Agreement by the Sellers' Representative or Buyer as provided in Section
8.1 hereof, prior written notice thereof shall forthwith be given to the other parties, specifying the provisions hereof pursuant to which such termination is made, and except as set forth below, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors; provided that, (i) subject to Section 8.3, none of Sellers nor Buyer shall be relieved or released from any liabilities or damages arising out of its respective willful and knowing breach of this Agreement prior to termination, (ii) notwithstanding the termination hereof, the following Sections of this Agreement shall remain in full force and effect: (a) Section 3.7, Section 4.22 and Section 5.9 relating to finders and other fees, (b) Section 6.6, (c) this ARTICLE VIII, (d) the last two sentences of Section 6.2 relating to confidentiality matters and (e) ARTICLE X.

                  Section 8.3 Limitation on Breach. No Seller shall be responsible for any breach of any representation or warranty contained in
ARTICLE III or any covenant by any other Seller and, except as set forth in
Section 9.2, no Seller shall be responsible for any breach of any representation or warranty contained in ARTICLE IV; provided, however, in the event that this Agreement is terminated and there has been a breach of a representation or warranty contained in ARTICLE IV (without giving effect to the knowledge qualifier in the preamble to ARTICLE IV) as to which the persons set forth on
Section 8.3 of the Company Disclosure Letter had actual knowledge as of the date of this Agreement, then Sellers shall cause the Company or cause the Company to cause OpCo, as applicable, to be liable to Buyer for its Losses (other than consequential damages and lost profits) up to an amount not to exceed $15 million.

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                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

                  Section 9.1 Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall expire at, and shall not survive, the Closing Date; provided, however, that the representations and warranties made by (i) Sellers contained in Section 3.1 (Due Authorization and Good Standing), Section 3.2 (Authorization of Transaction), Section 3.3 (Ownership of Class A Common Stock, Series B Preference Stock and Options), Section 3.6 (Investment Representations), Section
3.7 (Finders' and Other Fees) and Section 4.3 (Capitalization) shall remain in full force and effect for a period of three (3) years after the Closing, (ii) Sellers contained in Section 3.4 (Consents and Approvals; No Violations), and
Section 3.5 (Litigation) shall remain in full force and effect for a period of eighteen (18) months after the Closing and (iii) Buyer Holdings and Buyer contained in Section 5.1 (Corporate Existence and Power; Capitalization),
Section 5.2 (Authorization), Section 5.7 (Investment Representations), and
Section 5.9 (Finders' and Other Fees) shall remain in full force and effect for a period of three (3) years after the Closing and (iv) Buyer Holdings and Buyer contained in Section 5.3 (Consent and Approvals; No Violations) and Section 5.6 (Litigation) shall remain in full force and effect for a period of eighteen (18) months after the Closing. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All covenant and agreements contained herein which by their terms contemplate full performance at or prior to Closing shall terminate upon Closing.

                  Section 9.2 Indemnification by Sellers. Each Seller shall, severally and not jointly, indemnify Buyer Holdings, Buyer and their successors, permitted assigns and Affiliates, and their respective officers, directors, employees, agent, representatives and Affiliates (collectively, the "Buyer Indemnified Parties") from and against all Losses which may be suffered, sustained or incurred by, or claimed or assessed against, any of them or to which any of them may be subject, which arise from or are related to (a) the failure to be true of any representation or warranty made by such Seller in
Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.7, as if such representation or warranty were made as of the Closing Date, (b) the failure to be true of any representation or warranty made by such Seller in Section 4.3 as if such representation or warranty were made as of the Closing Date; provided, however (i) with respect to Section 4.3, no Seller shall be responsible for Losses suffered by a Buyer Indemnified Party by reason of any failure of such representation or warranty to be true unless any of the Persons set forth in Section 10.3 had knowledge of such failure to be true at Closing, in which event such Seller shall be responsible for its Applicable Percentage of such Losses, (ii) that no Buyer Indemnified Party shall be entitled to indemnification with respect to the failure to be true of any representation or warranty in Section 4.3 if such failure was set forth in the certificate delivered to Buyer pursuant to Section 7.3(d) and Buyer nonetheless closed the purchase of shares contemplated by this Agreement, and (iii) in the event the failure to be true of any representation or warranty contained in
Section 4.3 also constitutes a breach of a representation or warranty contained in Section 3.3, then the Buyer Indemnified Parties' remedy shall be limited to indemnification for the failure to be true of the

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

representation and warranty in Section 3.3 rather than Section 4.3 and (c) the failure of such Seller to duly perform or observe any term, provision or covenant in this Agreement that requires performance at or following the Closing and (d) the failure of such Seller to duly perform or observe any term, provision or covenant pursuant to Section 6.17 or Section 6.18 that requires performance prior to Closing. In the event any Seller makes an indemnification payment pursuant to this Section 9.2, such Seller can recover a pro rata portion of such payments from all other Sellers who had actual knowledge of such failure to be true, based upon such Sellers' proportionate Applicable Percentages ownership of stock in the Company or in the event of a breach of a post-closing covenant in this Agreement. As used herein, a Sellers' "Applicable Percentage" shall mean a quotient (expressed as a percentage) of (i) the amount of the Purchase Price distributed to such Seller (assuming for this purpose that all Exchanged Options had been designated as Cashed Out Options under this Agreement) divided by (ii) the amount of the Purchase Price distributed to all Sellers (assuming for this purpose that all Exchanged Options had been designated as Cashed Out Options under this Agreement).

                  Section 9.3 Indemnification by Buyers. Buyer shall indemnify each Seller and their respective successors, permitted assigns and Affiliates, and their respective officers, directors, employees, agent, representatives and Affiliates (collectively, the "Seller Indemnified Parties") from and against all Losses, which may be suffered, sustained or incurred by, or claimed or assessed against, any of them or to which any of them may be subject, which arise from or are related to (a) the failure to be true of any representation or warranty made by Buyer in Section 5.2, Section 5.3, Section 5.6 or Section 5.9 as if such representation or warranty were made as of the Closing Date, and (b) the failure of Buyer to duly perform or observe any term, provision or covenant in this Agreement that requires performance at or following the Closing.

                  Section 9.4 Indemnification Generally. The indemnification provisions of this ARTICLE IX (i) shall be the exclusive remedy following the Closing with respect to (x) the breach or failure to be true of any representations or warranties and (y) the failure of a party hereto to perform or observe any term, provision or covenant in this Agreement, and (ii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver. The obligations of the parties set forth in Section 9.2 and Section 9.3 shall be conditioned upon the Closing having occurred. Claims for indemnification pursuant to Section 9.2 and Section
9.3 shall not be made after the expiration of the representations and warranties as provided for in Section 9.1; provided, however, that in the event an Indemnity Notice shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally and fully resolved.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail,

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postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

                           If to the Management Stockholders or to RGIP, LLC, to the address set forth below such Management Stockholder's name on Exhibit A attached hereto,

                           with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, Massachusetts 02110-2624
                           Attention: John B. Ayer
                           Telephone: 617-951-7937
                           Facsimile: 617-951-7050

                           If to the Sellers' Representative, to:

                           c/o Kelso & Company, L.P.
                           320 Park Avenue, 24th Floor
                           New York, New York 10022
                           Attention: James J. Connors II
                           Telephone: 212-751-3939
                           Facsimile: 212-223-2379

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Attention: Lou R. Kling, Esq.
                           Telephone: 212-735-3000
                           Facsimile: 212-735-2000

                           If to the Kelso Stockholders or Common Stockholders (other than the Management Stockholders and other than RGIP, LLC), to the address set forth below such stockholder's name on Exhibit A attached hereto, with, in the case of the Kelso Stockholders, a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Attention: Lou R. Kling, Esq.
                           Telephone: 212-735-3000
                           Facsimile: 212-735-2000

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

                           If to Buyer or Buyer Holdings, to:

                           THL Buildco, Inc.
                           c/o THL Managers V, LLC
                           100 Federal Street, 35th Floor
                           Boston, Massachusetts 02110
                           Attention: Anthony J. DiNovi
                           Telephone: 617-227-1050
                           Facsimile: 617-227-3514

                           with a copy to:

                           Ropes & Gray LLP
                           One International Place
                           Boston, Massachusetts 02110-2624
                           Attention: Patrick Diaz, Esq.
                           Telephone: 617-951-7000
                           Facsimile: 617-951-7050

                  Section 10.2 Representations and Warranties; Covenants.

                  (a) Buyer hereby acknowledges and agrees that none of Sellers or any of their representatives is making any representation or warranty whatsoever, express or implied, except those representations and warrantees explicitly set forth in this Agreement.

                  (b) Sellers hereby acknowledge and agree that neither Buyer nor any of its representatives is making any representation or warranty whatsoever, express or implied, except those representations and warrantees explicitly set forth in this Agreement.

                  Section 10.3 Interpretation.

                  (a) For purposes of ARTICLE III, references herein to the "knowledge" of a Person shall mean (i) if such Seller is an individual, such individual, (ii) if such Seller is a corporation (including a corporation acting as a general partner of a Partnership or a managing member of a limited liability company), the executive officers of such corporation, (iii) if such Seller is a partnership, an officer or general partner of such partnership, or
(iv) if such Seller is a limited liability company, the managing member of such limited liability company, in each case following due inquiry (or if they fail to conduct due inquiry, the knowledge such Seller would have had if he, she or it would have had if they had conducted due inquiry). For purposes of ARTICLE IV, ARTICLE V, ARTICLE VII, ARTICLE VIII, AND ARTICLE X, and Section 6.3,
Section 6.4, Section 6.5, Section 6.6, Section 6.7, Section 6.9 and Section 6.12, the Mergers, and for purposes of ARTICLE IV, ARTICLE VII, ARTICLE VIII AND
ARTICLE X, the Financing to the extent specified and set forth in the Commitment Letters, each constitute a "transaction contemplated hereby," or by this Agreement (or as expressed with words of similar import). For purposes of
ARTICLE IV and Section 9.2(b), references to "knowledge" of the Sellers means, collectively, the actual knowledge of (i) any Seller (determined in accordance with the first sentence of this Section 10.3(a)) and (ii) Messrs. Bready, Hall, Hiley, Donnelly and

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Cooney following due inquiry (or if they fail to conduct due inquiry, the knowledge they would have had if they had conducted due inquiry) by such Persons. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "delivered" or "made available" when used in this Agreement shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of material "made available" to Buyer, material that has been posted, retained and thereby made available to Buyer and Buyer's Representatives throughout the period from June 22, 2004 through the Closing Date through the on-line "virtual data room" established by the Company through Intralinks, Inc.). References to "the date hereof" shall mean as of the date of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule or the Company Disclosure Letter, such reference shall be to an Article or Section of, or an Exhibit or Schedule of this Agreement or the Company Disclosure Letter with respect to, this Agreement unless otherwise indicated.

                  (b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Section of the Company Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                  Section 10.4 Amendments, Modification and Waiver.

                  (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the Stockholders' Representative (on behalf of the Kelso Stockholders and Third Party Stockholders), the Management Representative (on behalf of the Management Stockholders and the Option Sellers) and Buyer if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, the Stockholder's Representative and the Management Representative or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that, in order to (x) amend Section 2.4, ARTICLE IX, Section 10.2 or Section 10.4, (y) to change the relative portions of the Purchase Price payable to any Seller pursuant to ARTICLE II hereof or (z) to take any action with the intent to discriminate against any Seller or Option Seller who is a party to this Agreement, the consent of each Seller or Option Seller who is a party to this Agreement being adversely effected by such amendment, reduction or discrimination shall be required.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

                  Section 10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the parties hereto may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement unless such assignment is consented to by the Sellers' Representative and Buyer. Notwithstanding anything to the contrary herein, Buyer may (i) collaterally assign any of its rights hereunder to any of its financing sources, and (ii) assign any of its rights hereunder to any direct or indirect wholly owned Subsidiary or limited liability company of Buyer, but in each case no such assignment shall relieve Buyer of its obligations hereunder.

                  Section 10.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

                  Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

                  Section 10.8 Jurisdiction; Forum; No Jury Trial.

                  (a) The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State, City and County of Delaware, and each of the parties hereto irrevocably submits to the personal jurisdiction of such courts solely in respect of any Action arising out of or related to this Agreement. Each of the parties further agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any state or federal court in the State, City and County of Delaware. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by Law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (b) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.8(a).

                  (c) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES

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

TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

                  Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

                  Section 10.10 Acknowledgement of Severance Adjustment. The parties hereto recognize that the provisions of this Agreement take into account all severance payments due or that may become due to employees of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement.

                  Section 10.11 Third Party Beneficiaries. This Agreement shall inure solely to the benefit of and be binding upon (x) the parties hereto and their respective successors and permitted assigns and (y) solely with respect to the payment of the Fee pursuant to Section 6.14, Kelso. This Agreement shall not be deemed to confer upon or give to any Persons other than the parties hereto and their successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right; provided, however, that the Indemnitees referred to in Section 6.3 hereof shall be third party beneficiaries entitled to enforce the provisions of Section 6.3 of this Agreement.

                  Section 10.12 Entire Agreement. This Agreement, including any exhibits or schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between any of the parties with respect to the subject matter hereof.

                  Section 10.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  Section 10.14 Financial Advisory Agreement. Sellers acknowledge that, at or immediately following the Closing, Buyers shall or shall cause the Company or cause the Company to cause OpCo to enter into a financial advisory agreement with THL Managers V, LLC with respect to services to be provided by THL Managers V, LLC or certain of its related parties to the Company or OpCo in return for certain financial advisory fees (the amount of which shall not exceed $2 million per annum), to be paid annually to THL Managers V, LLC by the Company or OpCo, which agreement shall also include indemnification by the Company or OpCo of THL Managers V, LLC, and certain related parties with respect to the transactions contemplated by this Agreement, including the Financing and any services to be provided by Buyer or any related party to the Company and OpCo on a going forward basis.

                                      * * *

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

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       THL BUILDCO HOLDINGS, INC.

                                       By:   /s/ Anthony DiNovi
                                           -------------------------------------
                                       Name:  Anthony DiNovi
                                       Title: President

                                       THL BUILDCO, INC.

                                       By:   /s/ Anthony DiNovi
                                           -------------------------------------
                                       Name:  Anthony DiNovi
                                       Title: President

                                       KELSO INVESTMENT ASSOCIATES VI, L.P.

                                       By: Kelso GP VI, LLC, its General Partner

                                       By:   /s/ Thomas R. Wall, IV
                                           -------------------------------------
                                       Name:  Thomas R. Wall, IV
                                       Title: Managing Member

                                       KEP VI, LLC

                                       By:   /s/ Thomas R. Wall, IV
                                           -------------------------------------
                                       Name:  Thomas R. Wall, IV
                                       Title: Managing Member

                                       KELSO NORTEK INVESTORS, LLC

                                       By: Kelso GP VI, LLC, its Managing Member

                                       By:   /s/ Thomas R. Wall, IV
                                           -------------------------------------
                                       Name:  Thomas R. Wall, IV
                                       Title: Managing Member

                                       STOCKHOLDERS

                                       By:   /s/ Richard L. Bready
                                           -------------------------------------
                                       Name: Richard L. Bready

                    (SIGNATURE PAGE FOR STOCK SALE AGREEMENT)

                                       By:   /s/ Almon C. Hall
                                           -------------------------------------
                                       Name: Almon C. Hall

                                       By:   /s/ Kevin W. Donnelly
                                           -------------------------------------
                                       Name: Kevin W. Donnelly

                                       By:   /s/ Robert E.G. Ractliffe
                                           -------------------------------------
                                       Name: Robert E.G. Ractliffe

                                       By:   /s/ Jeremy Burkhardt
                                           -------------------------------------
                                       Name: Jeremy Burkhardt

                                       By:   /s/ Jeffrey C. Bloomberg
                                           -------------------------------------
                                       Name: Jeffrey C. Bloomberg

                                       JEFFREY C. BLOOMBERG FAMILY TRUST

                                       By:   /s/ Jeffrey C. Bloomberg
                                           -------------------------------------
                                       Name: Jeffrey C. Bloomberg, its Trustee

                                       THIRD PARTY INVESTORS

                                       MAGNETITE ASSET INVESTORS III, L.L.C.

                                       By: Black Rock Financial Management Inc.,
                                                 its Managing Member

                                       By:   /s/ Mark J. Williams
                                           -------------------------------------
                                       Name:  Mark J. Williams
                                       Title: Authorized Signatory

                                       RGIP, LLC

                                       By:   /s/ Douglass N. Ellis, Jr.
                                           -------------------------------------
                                       Name:  Douglass N. Ellis, Jr.
                                       Title: Managing Member

                                       DAROTH INVESTORS, LLC

                                       By:   /s/ Peter H. Rothschild
                                           -------------------------------------
                                       Name:  Peter H. Rothschild
                                       Title: Managing Member

AGREED TO AND ACCEPTED, WITH RESPECT ONLY TO THE AGREEMENTS SET FORTH IN SECTION 6.7(c) AND THE LAST SENTENCE OF SECTION 6.20 OF THIS AGREEMENT.

                                       By:   /s/ Edward J. Cooney
                                           -------------------------------------
                                       Name: Edward J. Cooney

                                       By:   /s/ David B. Hiley
                                           -------------------------------------
                                       Name: David B. Hiley